                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM U-13-60

                                  ANNUAL REPORT

                                 FOR THE PERIOD

               BEGINNING JANUARY 1, 2000 AND ENDING JULY 31, 2000


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF


                           NEW CENTURY SERVICES, INC.
                        (Exact Name of Reporting Company)


                          A SUBSIDIARY SERVICE COMPANY
                           ("Mutual" or "Subsidiary")



                       Date of Incorporation April 2, 1997
                                             -------------

    State or Sovereign Power under which Incorporated or Organized: Delaware


 Location of Principal Executive Offices of Reporting Company: Denver, Colorado


   Name, title, and address of officer to whom correspondence concerning this report should be addressed:

Dave E. Ripka           Vice President and Controller    800 Nicollet Mall Minneapolis, MN 55402
   (Name)                          (Title)                            (Address)

       Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                           NEW CENTURY ENERGIES, INC.

                      INSTRUCTIONS FOR USE OF FORM U-13-60


1. TIME OF FILING. --Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. NUMBER OF COPIES. --Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. PERIOD COVERED BY REPORT. --The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. REPORT FORMAT. --Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. MONEY AMOUNTS DISPLAYED. --All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. DEFICITS DISPLAYED. --Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. MAJOR AMENDMENTS OR CORRECTIONS. --Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. DEFINITIONS. --Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. ORGANIZATION CHART. --The service company shall submit with each annual report a copy of its current organization chart.

10. METHODS OF ALLOCATION. --The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED. --The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                     Schedule or           Page
Description of Schedules and Accounts                              Account Number         Number
-------------------------------------                              --------------         ------
Comparative Balance Sheets                                         Schedule I               3-4

Service Company Property                                           Schedule II                5

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                      Schedule III               6

Investments                                                        Schedule IV                7

Accounts Receivable from Associate Companies                       Schedule V                 8

Fuel Stock Expenses Undistributed                                  Schedule VI                9

Stores Expense Undistributed                                       Schedule VII               9

Miscellaneous Current and Accrued Assets                           Schedule VIII             10

Miscellaneous Deferred Debits                                      Schedule IX               10

Research, Development, or Demonstration Expenditures               Schedule X                10

Proprietary Capital                                                Schedule XI               11

Long-Term Debt                                                     Schedule XII              12

Current and Accrued Liabilities                                    Schedule XIII             13

Notes to Financial Statements                                      Schedule XIV          14-14e

Comparative Income Statement                                       Schedule XV           15-15b

Analysis of Billing - Associate Companies                          Account 457               16

Analysis of Billing - Nonassociate Companies                       Account 458               17

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                           Schedule XVI          18-18c

Schedule of Expense by Department or Service Function              Schedule XVII         19-19e

Departmental Analysis of Salaries                                  Account 920               20

Outside Services Employed                                          Account 923               21

Employee Pensions and Benefits                                     Account 926               22

General Advertising Expenses                                       Account 930.1             23


                                                                        Page 2a

                                                                     Schedule or           Page
Description of Schedules and Accounts                              Account Number         Number
-------------------------------------                              --------------         ------
Miscellaneous General Expenses                                     Account 930.2             23

Rents                                                              Account 931               23

Taxes Other Than Income Taxes                                      Account 408               24

Donations                                                          Account 426.1             25

Other Deductions                                                   Account 426.5             26

Notes to Statements of Income                                      Schedule XVIII            27


          LISTING OF INSTRUCTIONAL FILING REQUIREMENTS


Organization Chart                                                                           28

Methods of Allocation                                                                    29-29c

Annual Statement of Compensation for Use of Capital Billed                                   30

Signature Clause                                                                             31


                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)


Give balance sheet of the Company as of December 31 of the current and prior year.

                                                                                         JULY 31,           DEC 31,
ACCOUNT  ASSETS AND OTHER DEBITS                                                          2000               1999
-------  -----------------------                                                          -----              ----
         SERVICE COMPANY PROPERTY
  101    Service company property                                    (Schedule II)   $             -    $             -
  107    Construction work in progress                               (Schedule II)             1,013              1,012
                                                                                     ---------------    ---------------
                  Total Property                                                               1,013              1,012
                                                                                     ---------------    ---------------

  108    Less accumulated provision for depreciation and
         amortization of service company property                    (Schedule III)                -                  -
                                                                                     ---------------    ---------------
                  Net Service Company Property                                                 1,013              1,012
                                                                                     ---------------    ---------------

         INVESTMENTS
  123    Investments in associate companies                          (Schedule IV)                 -                  -
  124    Other Investments                                           (Schedule IV)                 -                  -
                                                                                     ---------------    ---------------
                  Total Investments                                                                -                  -
                                                                                     ---------------    ---------------

         CURRENT AND ACCRUED ASSETS
  131    Cash                                                                                     91                560
  134    Special deposits                                                                          -                  -
  135    Working funds                                                                            10                 12
  136    Temporary cash investments                                  (Schedule IV)                 -                  -
  141    Notes receivable                                                                          -                  -
  143    Accounts receivable                                                                     357              1,055
  144    Accumulated provision for uncollectable accounts                                          -                  -
  146    Accounts receivable from associate companies                (Schedule V)             43,564             43,647
  152    Fuel stock expenses undistributed                           (Schedule VI)                 -                  -
  154    Materials and supplies                                                                    -                  -
  163    Stores expense undistributed                                (Schedule VII)                -                  -
  165    Prepayments                                                                          50,261             28,338
  174    Miscellaneous current and accrued assets                    (Schedule VIII)               -                  -
                                                                                     ---------------    ---------------
                  Total Current and Accrued Assets                                            94,283             73,612
                                                                                     ---------------    ---------------

         DEFERRED DEBITS
  181    Unamortized debt expense                                                                  -                  -
  184    Clearing accounts                                                                     1,403               (609)
  186    Miscellaneous deferred debits                               (Schedule IX)             4,147              2,195
  188    Research, development, or demonstration expenditures        (Schedule X)                  -                  -
  190    Accumulated deferred income taxes                                                         -                  -
                                                                                     ---------------    ---------------
                  Total Deferred Debits                                                        5,550              1,586
                                                                                     ---------------    ---------------

                  TOTAL ASSETS AND OTHER DEBITS                                      $       100,846    $        76,210
                                                                                     ===============    ===============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                      SCHEDULE I--COMPARATIVE BALANCE SHEET
                             (thousands of dollars)


                                                                                               JULY 31,          DEC 31,
ACCOUNT   LIABILITIES AND PROPRIETARY CAPITAL                                                   2000              1999
-------   -----------------------------------                                                   -----             ----
          PROPRIETARY CAPITAL
   201    Common stock issued                                           (Schedule XI)      $            -    $            -
   211    Miscellaneous paid-in-capital                                 (Schedule XI)                   1                 1
   215    Appropriated retained earnings                                (Schedule XI)                   -                 -
   216    Unappropriated retained earnings                              (Schedule XI)                   -                 -
                                                                                           --------------    --------------
                   Total Proprietary Capital                                                            1                 1
                                                                                           --------------    --------------

          LONG-TERM DEBT
   223    Advances from associate companies                             (Schedule XII)                  -                 -
   224    Other long-term debt                                          (Schedule XII)                                    -
   225    Unamortized premium on long-term debt                                                         -                 -
   226    Unamortized discount on long-term debt-debit                                                  -                 -
                                                                                           --------------    --------------
                   Total Long-Term Debt                                                                 -                 -
                                                                                           --------------    --------------

          CURRENT AND ACCRUED LIABILITIES
   231    Notes payable                                                                                 -                 -
   232    Accounts payable                                                                         15,298            12,498
   233    Notes payable to associate companies                          (Schedule XIII)            55,125            30,200
   234    Accounts payable to associate companies                                                     183             4,246
   236    Taxes accrued                                                                               929             2,790
   237    Interest accrued                                                                              -                 -
   238    Dividends declared                                                                            -                 -
   241    Tax collections payable                                                                    (104)             (580)
   242    Miscellaneous current and accrued liabilities                 (Schedule XIII)            17,472            15,553
                                                                                           --------------    --------------
                   Total Current and Accrued Liabilities                                           88,903            64,707
                                                                                           --------------    --------------

          DEFERRED CREDITS AND OTHER NON-CURRENT LIABILITIES
   228    Accumulated provision for pension and benefits                                            7,916             7,002
   253    Other deferred credits                                                                       21             1,660
                   Total Deferred Credits and Other Non-current Liabilities                         7,937             8,662
                                                                                           --------------    --------------

   283    ACCUMULATED DEFERRED INCOME TAXES                                                         4,005             2,840
                                                                                           --------------    --------------

                   TOTAL LIABILITIES AND PROPRIETARY CAPITAL                               $      100,846    $       76,210
                                                                                           ==============    ==============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                      SCHEDULE II--SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                                    BALANCE AT                        RETIREMENTS       OTHER          BALANCE
                                                    BEGINNING                              OR           CHANGES        AT CLOSE
          DESCRIPTION                               OF PERIOD        ADDITIONS            SALES           (1)          OF PERIOD
          -----------                           -----------------   ------------     -------------  -------------  ----------------
SERVICE COMPANY PROPERTY

Account
   301    Organization                          $               -   $          -      $          -   $          -   $             -
   303    Miscellaneous intangible plant                        -              -                 -              -                 -
   304    Land and land rights                                  -              -                 -              -                 -
   305    Structures and improvements                           -              -                 -              -                 -
   306    Leasehold improvements                                -              -                 -              -                 -
   307    Equipment (2)                                         -              -                 -              -                 -
   308    Office furniture and equipment                        -              -                 -              -                 -
   309    Automobiles, other vehicles and                       -              -                 -              -                 -
          related garage equipment                              -              -                 -              -                 -
   310    Aircraft and airport equipment                        -              -                 -              -                 -
   311    Other service company property (3)                    -              -                 -              -                 -
                                                -----------------   ------------   ---------------   ------------   ---------------
          SUB-TOTAL                                             -              -                 -              -                 -
   107    Construction work in progress (4)                 1,012              1                 -              -             1,013
                                                -----------------   ------------   ---------------   ------------   ---------------
          TOTAL                                 $           1,012   $          1   $             -   $          -   $         1,013
                                                =================   ============   ===============   ============   ===============

(1)  Provide an explanation of those changes considered material: None


(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year: None


(3)  Describe other service company property: None

(4) Describe construction work in progress: The balance at July 31, 2000 represents progess payments toward the purchase of an aircraft and a hydraulic power unit for aircraft maintenance.

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

              SCHEDULE III--ACCUMULATED PROVISION FOR DEPRECIATION
                  AND AMORTIZATION OF SERVICE COMPANY PROPERTY
                             (thousands of dollars)

                                               BALANCE AT        ADDITIONS         RETIREMENTS           OTHER          BALANCE
                                               BEGINNING        TO ACCOUNT             OR               CHANGES         AT CLOSE
DESCRIPTION                                    OF PERIOD            403               SALES               (1)           OF PERIOD
-----------                                 ---------------   ---------------   -----------------   --------------   --------------
Account
     301   Organization                     $             -   $             -   $               -   $            -   $            -
     303   Miscellaneous intangible plant                 -                 -                   -                -                -
     304   Land and land rights                           -                 -                   -                -                -
     305   Structures and improvements                    -                 -                   -                -                -
     306   Leasehold improvements                         -                 -                   -                -                -
     307   Equipment                                      -                 -                   -                -                -
     308   Office furniture and equipment                 -                 -                   -                -                -
     309   Automobiles, other vehicles and
           related garage equipment                       -                 -                   -                -                -
     310   Aircraft and airport equipment                 -                 -                   -                -                -
     311   Other service company property                 -                 -                   -                -                -
                                            ---------------   ---------------   -----------------  ---------------   --------------
           TOTAL                            $             -   $             -   $               -   $            -   $            -
                                            ===============   ===============   ==================  ==============   ==============

(1)  Provide an explanation of those changes considered material: None

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                            SCHEDULE IV--INVESTMENTS
                             (thousands of dollars)


INSTRUCTIONS:  Complete the following schedule concerning investments.

Under Account 124, "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.

                                                                       BALANCE AT               BALANCE AT
                                                                       BEGINNING                   CLOSE
ACCOUNT               ASSETS AND OTHER DEBITS                          OF PERIOD                 OF PERIOD
----------            -----------------------                      -------------------    --------------------
       123            Investment in associate companies            $                 -     $                 -

       124            Other investments                                              -                       -

       136            Temporary cash investments                                     -                       -
                                                                   -------------------     -------------------
                                                             TOTAL $                 -     $                 -
                                                                   ===================     ===================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

            SCHEDULE V--ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                                                        BALANCE AT          BALANCE AT
                                                                                        BEGINNING             CLOSE
                                     DESCRIPTION                                        OF PERIOD           OF PERIOD
                                     -----------                                      --------------     ---------------
Account 146 -- Accounts Receivable from Associate Companies

          New Century Energies, Inc.                                                  $        1,103     $         5,167
          NC Enterprises, Inc.                                                                    57                   8
          New Century - Cadence, Inc.                                                             28                  31
          Cheyenne Light, Fuel and Power Company                                                 220                 239
          1480 Welton, Inc.                                                                       35                  43
          Public Service Company of Colorado                                                  24,666              22,672
          P.S.R. Investments, Inc.                                                                37                  18
          e prime, inc.                                                                          453                 106
          New Century International, Inc.                                                        564                 203
          Natural Station Equipment LLC                                                          532                 554
          Fuel Resources Development Co., a dissolved corporation                                  1                   1
          PS Colorado Credit Corporation                                                         116                  67
          WestGas InterState, Inc.                                                                 2                   1
          Utility Engineering Corporation                                                      3,664               4,434
          Quixx Corporation                                                                      182                 539
          Quixx Power Services, Inc.                                                               5                 190
          Southwestern Public Service Company                                                 10,704               7,791
          The Planergy Group, Inc.                                                               931               1,114
          NCE Communications, Inc.                                                                20                  11
          New Century - Centrus, Inc.                                                            327                 329
          New Century WYCO, Inc.                                                                   -                  46
                                                                                      --------------     ---------------

                                                                                TOTAL $       43,647     $        43,564
                                                                                      ==============     ===============

                                                                                                              TOTAL
                                                                                                            PAYMENTS
                                                                                                         ---------------
Analysis of Convenience or Accommodation Payments:
          Public Service Company of Colorado                                                             $         5,793
          Southwestern Public Service Company                                                                      1,844
          Cheyenne Light, Fuel and Power Company                                                                      63
          New Century Energies, Inc.                                                                               1,009
          NC Enterprises, Inc.                                                                                         1
          1480 Welton, Inc.                                                                                           25
                                                                                                         ---------------

                                                                                      TOTAL PAYMENTS     $         8,735
                                                                                                         ===============

          The majority of convenience payments relate to facility services.

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                 SCHEDULE VI--FUEL STOCK EXPENSES UNDISTRIBUTED
                             (thousands of dollars)

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" list below give an overall report of the fuel functions performed by the service company.

                             DESCRIPTION                          LABOR               EXPENSE               TOTAL
                             -----------                    ------------------   ------------------   ------------------
Account 152 -- Fuel Stock Expenses Undistributed            $                -   $                -   $                -
                                                            ------------------   ------------------   ------------------

                                                      TOTAL $                -   $                -   $                -
                                                            ==================   ==================   ==================

Summary:  None


                   SCHEDULE VII--STORES EXPENSE UNDISTRIBUTED

INSTRUCTIONS: Report the amount of labor and expenses incurred with respect to stores expenses during the year and indicate amount attributable to each associate company.

                             DESCRIPTION                         LABOR               EXPENSE               TOTAL
                             -----------                   ------------------   ------------------   ------------------
Account 163 -- Stores Expenses Undistributed               $               -    $               -    $               -
                                                           -----------------    -----------------    -----------------

                                                     TOTAL $               -    $               -    $               -
                                                           =================    =================    =================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

             SCHEDULE VIII--MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                             (thousands of dollars)

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                                                 BALANCE AT              BALANCE AT
                                                                                 BEGINNING                 CLOSE
                                        DESCRIPTION                              OF PERIOD               OF PERIOD
                                        -----------                          --------------------    -------------------
Account 174 -- Miscellaneous Current and Accrued Assets                      $                  -    $                 -
                                                                             --------------------    -------------------

                                                                       TOTAL $                  -    $                 -
                                                                             ====================    ===================

                   SCHEDULE IX--MISCELLANEOUS DEFERRED DEBITS
                            (thousands of dollars)

INSTRUCTIONS: Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

                                                                                 BALANCE AT             BALANCE AT
                                                                                 BEGINNING                 CLOSE
                                        DESCRIPTION                              OF PERIOD               OF PERIOD
                                        -----------                         --------------------    -------------------
Account 186 -- Miscellaneous Deferred Debits
          Prepaid pension                                                                  2,195                 4,147
                                                                            --------------------    ------------------

                                                                      TOTAL $              2,195    $            4,147
                                                                            ====================    ==================


         SCHEDULE X--RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                            (thousands of dollars)

INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

                                                                                BALANCE AT                BALANCE AT
                                                                                BEGINNING                   CLOSE
                                        DESCRIPTION                             OF PERIOD                 OF PERIOD
                                        -----------                         --------------------    --------------------
Account 188 -- Research, Development, or Demonstration
          Expenditures                                                      $                  -    $                  -
                                                                            --------------------    --------------------

                                                                      TOTAL $                  -    $                  -
                                                                            ====================    ====================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                        SCHEDULE XI--PROPRIETARY CAPITAL
                  (thousands of dollars, except per share data)

                                                                                   OUTSTANDING AT
                                                              PAR OR               CLOSE OF PERIOD
                                        NUMBER OF             STATED               ---------------
ACCOUNT                                  SHARES               VALUE              NUMBER          TOTAL
NUMBER       CLASS OF STOCK            AUTHORIZED           PER SHARE           OF SHARES        AMOUNT
------       --------------            ----------           ---------           ---------        ------
 201      COMMON STOCK ISSUED              1,000               $0.01               1,000        $     -

INSTRUCTIONS: Classify amounts in each account with a brief explanation, disclosing the general nature of transactions which give rise to the amounts.

DESCRIPTION                                                                      AMOUNT
-----------                                                                      ------
Account 211 -- Miscellaneous Paid-In Capital                               $                1

Account 215 -- Appropriated Retained Earnings                                               -
                                                                           ------------------
                                                                   TOTAL   $                1
                                                                           ==================

INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owned or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                                  BALANCE AT                                                       BALANCE
                                                  BEGINNING            NET INCOME            DIVIDENDS             AT CLOSE
DESCRIPTION                                       OF PERIOD            OR (LOSS)                PAID              OF PERIOD
-----------                                   -----------------  -------------------   -------------------  -------------------
Account 216 -- Unappropriated
              Retained Earnings               $               -  $                 -   $                 -  $                 -
                                              -----------------  -------------------   -------------------  -------------------
                                        TOTAL $               -  $                 -   $                 -  $                 -
                                              =================  ===================   ===================  ===================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                          SCHEDULE XII--LONG-TERM DEBT
                             (thousands of dollars)


INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes and advances on open accounts. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.


                             TERM OF OBLIGATION                                                    BALANCE AT
                               CLASS & SERIES           DATE OF       INTEREST        AMOUNT       BEGINNING
NAME OF CREDITOR                OF OBLIGATION           MATURITY        RATE        AUTHORIZED     OF PERIOD    ADDITIONS
----------------------  ----------------------------  ------------  ------------  --------------  -----------   ----------
Account 223 - Advances From Associate Companies:                                  $            -  $          -  $        -

Account 224 - Other Long-Term Debt:                                                            -             -           -
                                                                                  --------------  ------------  ----------
                                  TOTAL                                           $            -  $          -  $        -
                                                                                  ==============  ============  ==========

                                                                      BALANCE
                                                      DEDUCTIONS      AT CLOSE
                                                          (1)         OF PERIOD
                                                      ----------  ----------------
Account 223 - Advances From Associate Companies:      $        -  $              -

Account 224 - Other Long-Term Debt:                            -                 -
                                                      ----------  ----------------
                                  TOTAL               $        -  $              -
                                                      ==========  ================

(1) Give an explanation of deductions: None

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                 SCHEDULE XIII--CURRENT AND ACCRUED LIABILITIES
                             (thousands of dollars)

INSTRUCTIONS: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                                                    BALANCE AT               BALANCE AT
                                                                                    BEGINNING                  CLOSE
                                         DESCRIPTION                                OF PERIOD                OF PERIOD
                                         -----------                            --------------------    ----------------------
Account 233 -- Notes Payable to Associate Companies
          Notes Payable - New Century Energies, Inc.                            $            30,200    $               55,125
                                                                                -------------------    ----------------------

                                                                          TOTAL $            30,200    $               55,125
                                                                                ===================    ======================

Account 234 -- Accounts Payable to Associate Companies
          Accounts Payable - New Century Energies, Inc.                         $               (28)    $                 (85)
          Accounts Payable - Cheyenne Light, Fuel and Power Company                               2                         1
          Accounts Payable - Public Service Company of Colorado                               4,064                         6
          Accounts Payable - Quixx Corporation                                                   (1)                        -
          Accounts Payable - Southwestern Public Service Company                                209                       261
                                                                                -------------------     ---------------------

                                                                          TOTAL $             4,246     $                 183
                                                                                ===================     =====================

Account 242 -- Miscellaneous Current and Accrued Liabilities
          Accrued Vacation Liability                                            $             7,264     $              7,708
          Supplemental Executive Retirement Plan                                                852                       852
          Payroll                                                                                90                      (847)
          Current  Liability - Outstanding Accounts Payable checks                            7,347                     9,759
                                                                                -------------------     ---------------------

                                                                          TOTAL $            15,553     $              17,472
                                                                                ===================     =====================

                                                                        Page 14
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                  SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

INSTRUCTIONS: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND FINANCIAL STATEMENT PRESENTATION

         New Century Services (NCS or the Company), is a wholly-owned subsidiary of New Century Energies, Inc. (NCE). NCS is the service company for the NCE system and provides a variety of administrative, management, engineering, construction, environmental and support services. NCS provides its services to the NCE system, at cost, pursuant to service agreements approved by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). The majority of the services performed by NCS for NCE system companies is provided to NCE's two major operating utilities, Public Service Company of Colorado (PSCo) and Southwestern Public Service Company
(SPS).

         On Aug. 18, 2000, NCE and Northern States Power Co. (NSP) merged and formed Xcel Energy Inc. (the Merger). As part of the Merger, NSP 1) transferred its existing utility operations that were being conducted directly by NSP at the parent company level to a newly formed subsidiary, Northern States Power Company, a Minnesota corporation (NSP-Minnesota) and 2) changed its name to Xcel Energy as the surviving holding company in the Merger. Xcel Energy, a Minnesota corporation, is a registered holding company under the PUHCA. Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. The Merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares), and accounted for as a pooling-of-interests.

         NCS was the service company for NCE for the period prior to the Merger (Jan. 1, 2000 to July 31, 2000). Xcel Energy Services Inc. (XES) is the service company for Xcel Energy and began its operations on Aug. 1, 2000. See the separately filed Annual Report on Form U-13-60 for XES covering the period from Aug. 1, 2000 to Dec. 31, 2000.

REGULATION

         NCS is subject to regulation by the SEC under the PUHCA. NCS' accounting policies conform to generally accepted accounting principles. NCS maintains its accounts in accordance with the Uniform System of Accounts Prescribed for Public Utilities and Licensees subject to the Provisions of the Federal Power Act promulgated by the Federal Energy Regulatory Commission.

MANAGEMENT ESTIMATES

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                        Page 14a

FAIR VALUE DISCLOSURE

         The carrying amount of financial instruments approximates fair value. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


INCOME TAXES

         The Company's operations are included in the consolidated Federal income tax return of NCE. The allocation of income tax consequences to the Company, including alternative minimum tax, is calculated under a parent company policy which provides that benefits or liabilities created by the Company, computed on a separate return basis, will be allocated to (and paid to or by) the Company to the extent the benefits are usable or additional liabilities are incurred in NCE's consolidated tax returns. Deferred taxes are provided on temporary differences between the financial accounting and tax bases of assets and liabilities using the tax rates which are in effect at the balance sheet date (see Note 6).

STOCK-BASED COMPENSATION

         The Company uses the intrinsic value based method of accounting for its stock-based compensation plan.

2.  COMMON STOCK

         NCS is authorized to issue 1,000 shares of Common Stock at a par value of one cent ($0.01) per share. As of July 31, 2000 and Dec. 31, 1999, all shares of common stock were issued and held by NCE.

3.       SHORT-TERM BORROWING ARRANGEMENTS

         At July 31, 2000, NCE had $325 million in credit facilities with several banks: a $100 million facility expiring Nov. 22, 2000 and a $225 million facility expiring Aug. 11, 2002. The Board of Directors has authorized the Company to borrow directly from NCE. At July 31, 2000, intercompany borrowings outstanding totaled approximately $55 million at a weighted average interest rate of 6.78%. At Dec. 31, 1999, intercompany borrowings totaled approximately $30 million at a weighted average interest rate of 5.84%.

4.  COMMITMENTS AND CONTINGENCIES

LEASING PROGRAMS

         The Company made payments for leases of various facilities used in the normal course of business. The majority of the operating leases are under a leasing program that has initial noncancelable terms of one year, while the remaining leases have various terms. These leases may be renewed or replaced. No material restrictions exist in these leasing agreements concerning dividends, additional debt, or further leasing. Rental expense for the seven months ended July 31, 2000 and the year ended Dec. 31, 1999 was approximately $3.5 million and $5.8 million, respectively.

         Estimated future minimum lease payments at July 31, 2000 are as follows (in thousands of dollars):

                      2000                    $   3,921
                      2001                        6,504
                      2002                        5,887
                      2003                        5,955
                      2004                        5,546
                      All years thereafter        9,818

                                                                        Page 14b

SERVICE AGREEMENTS

         In 1995, PSCo outsourced approximately 370 positions as part of a ten-year service agreement with IBM Global Services to manage most of PSCo's information technology systems and network infrastructure. Effective May 1, 1997, the agreement was assigned to NCS and amended to include SPS' information technology systems and network infrastructure. Effective Dec. 1, 1999, this service agreement was amended and extended through June 30, 2010. This amended service agreement provides the Company more flexibility as to the amount, type and quality of service provided by IBM Global Services.

         For the seven months ended July 31, 2000 and the year ended Dec. 31, 1999, NCS payments to IBM Global Services were approximately $46 and $89 million, respectively. At July 31, 2000, the total estimated remaining commitment under this agreement was approximately $559 million, with estimated annual payments ranging from $54 million to $61 million.

         Effective October 2000, the service agreement was amended to include NSP's information technology systems and network infrastructure and was extended through December 2011. The total estimated commitment under the new agreement is approximately $979 million, with estimated annual payments ranging from $75 million to $113 million.

CONTRACTS

         NCS entered into a purchase agreement in September 1997 with Bombardier Aerospace to acquire a certain aircraft. The purchase price was approximately $8.2 million. A $0.5 million deposit was paid in September 1997, an additional $0.5 million was paid in September 1999. The balance of $7.2 million was paid in January 2001. The aircraft is expected to be sold to BLC Leasing in April 2001 and leased back to XES.

5. EMPLOYEE BENEFITS

PENSIONS

         The Company participates in various tax qualified noncontributory defined benefit pension plans which cover substantially all Xcel Energy employees. At Dec. 31, 2000, there were 15,243 Xcel Energy employees (including 2,219 Company employees) participating in these plans. Xcel Energy, as the plan sponsor, has overall responsibility for directly allocating such costs of each individual plan to each of the participating employers. This allocation was determined by the plans' actuary based on benefit obligations for active participants. Benefits are based on a combination of years of service, the employee's average pay and Social Security benefits.

         Xcel Energy's policy is to fully fund into an external trust the actuarially determined pension costs recognized for ratemaking and financial reporting purposes, subject to the limitations of applicable employee benefit and tax laws. Plan assets principally consist of the common stock of public companies, corporate bonds and U.S. government securities.

         Summary information of the actuarially computed benefit obligation, plan assets, funded status and prepaid pension asset for the Xcel Energy Plans at Dec. 31, 1999, is presented in the following table (in thousands). See the separately filed Annual Report on Form U-13-60 for XES covering the period from Aug. 1, 2000 to Dec. 31, 2000 for Dec. 31, 2000 information.

                                                                                  1999
                                                                              -----------
Benefit obligation..............................................              $ 2,170,627
Fair value of plan assets.......................................                3,763,293
                                                                              -----------
Funded status: Plan assets exceed
    benefit obligations.........................................              $ 1,592,666
                                                                              ===========
Xcel Energy prepaid pension asset...............................              $   135,737
                                                                              ===========

                                                                        Page 14c

         The Company's net periodic pension cost (credit) for the seven months ended July 31, 2000 and year ended Dec. 31, 1999 and significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table (in thousand of dollars):

                                                                             2000                    1999
                                                                       ---------------           -----------
Company's net periodic pension cost (credit)....................       $        (1,951)          $   (1,676)
                                                                       ===============           ==========

Significant assumptions:
  Discount rate.................................................               7.75%                   6.75%
  Expected long-term increase in compensation level.............                4.5%                    4.0%
  Expected weighted average long-term rate of return on assets..           8.5-10.0%                   10.0%

DEFINED CONTRIBUTION PLANS

         The Company participates in various defined contribution plans, which cover substantially all Xcel Energy employees. Total contributions to these plans by Xcel Energy were approximately $23 million in 2000 and $21 million in 1999.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company participates in various health and welfare plans administered by Xcel Energy. Xcel Energy has contributory health and welfare benefit plans that provide health care and death benefits to most Xcel Energy retirees. The NSP plan was terminated for nonbargaining employees retiring after 1998 and for bargaining employees after 1999. In conjunction with the 1993 adoption of SFAS No. 106 - "Employers' Accounting for Postretirement Benefits Other Than Pensions," Xcel Energy elected to amortize the unrecognized accumulated postretirement benefit obligation (APBO) on a straight-line basis over 20 years. Plan assets are held in external funding trusts and principally consist of investments in equity mutual funds, fixed income securities and cash equivalents.

         Summary information of the actuarially computed benefit obligation, plan assets, funded status and accrued benefit cost for the Xcel Energy plans at Dec. 31, 1999, is presented in the following table (in thousands). See the separately filed Annual Report on Form U-13-60 for XES covering the period from Aug. 1, 2000 to Dec. 31, 2000 for Dec. 31, 2000 information.

                                                                                       1999
                                                                                   -----------
Benefit obligations.............................................                   $   533,458
Fair value of plan assets.......................................                       201,767
                                                                                   -----------
Funded status:  Plan benefit obligations
    exceed assets...............................................                   $   331,691
                                                                                   ===========
Xcel Energy accrued benefit cost................................                   $   132,605
                                                                                   ===========

                                                                        Page 14d

         The Company's net periodic postretirement benefit cost for the seven months ended July 31, 2000 and year ended Dec. 31, 1999 and the significant assumptions used by the Company's actuary in the determination of these amounts are presented in the following table (in thousand of dollars):

                                                                            2000              1999
                                                                         ----------       ----------
Company's net periodic postretirement benefit cost................       $      841       $    1,057
                                                                         ==========       ==========

Significant assumptions:
  Discount rate...................................................            7.75%            6.75%
  Expected weighted average long-term rate of return on assets ...         8.0-9.5%             9.5%

         The assumed health care cost trend rate in 2000 is approximately 7.5%, decreasing gradually to 5.5% in 2004 and remaining level thereafter. A 1% increase in the assumed health care cost trend rate will increase the Company's total accumulated benefit obligation by approximately $1,747,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $165,000. A 1% decrease in the assumed health care cost trend rate will decrease the Company's total accumulated benefit obligation by approximately $1,523,000 and the service and interest cost components of net periodic postretirement benefit costs by approximately $144,000.

6.  INCOME TAXES

         The provision for income taxes for the seven months ended July 31, 2000 and the year ended Dec. 31, 1999 consist of the following (in thousands of dollars):

Current income taxes:                                        2000            1999
                                                          ---------       ---------
         Federal                                          $    (925)      $  (1,226)
         State                                                 (156)           (174)
                                                          ---------       ---------
                Total current income taxes                   (1,081)         (1,400)
                                                          ---------       ---------

Deferred income taxes:
         Federal                                                979           1,344
         State                                                  186             191
                                                          ---------       ---------
              Total deferred income taxes                     1,165           1,535
                                                          ---------       ---------

Total provision for income taxes                          $      84       $     135
                                                          =========       =========

         A reconciliation of the statutory U.S. income tax rate and the effective tax rates for the seven months ended July 31, 2000 and the year ended Dec. 31, 1999 follows (in thousands of dollars, except percentages):

                                                         2000                        1999
                                                 --------------------       -------------------
Tax computed at U.S. statutory rate on
         pre-tax accounting income               $   30         35%         $   47          35%
Increase (decrease) in tax from:
         State income taxes, net of Federal
              income tax benefit                     20         24              11           8
         Non-deductible business meals               48         57              76          56
         Other                                      (14)       (16)              1           1
                                                 ------        ---          ------         ---
                  Total income taxes             $   84        100%         $  135         100%
                                                 ======        ===          ======         ===

                                                                        Page 14e

         The tax effects of significant temporary differences representing deferred tax liabilities and assets are as follows (in thousands):

                                                     2000                     1999
                                                 --------------          -------------
Deferred income tax liabilities:
  Information systems charges                    $        9,485          $      10,709
  Rent adjustments                                          712                     83
  Other                                                      32                      -
                                                 --------------          -------------
     Total                                               10,229                 10,792
                                                 --------------          -------------

Deferred income tax assets:
  Pension related costs                                   1,132                  1,288
  Postretirement benefit costs                            3,971                  4,534
  Incentive compensation                                    745                    122
  Vacation liability                                        376                  2,008
                                                 --------------          -------------
     Total                                                6,224                  7,952
                                                 --------------          -------------

Net deferred income tax liability                $        4,005          $       2,840
                                                 ==============          =============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                          CURRENT                     PRIOR
ACCOUNT         DESCRIPTION                                                               PERIOD                      YEAR
-------         -----------                                                               ------                      ----
                INCOME
  457           Services rendered to associate companies                           $               149,237     $           252,670
  458           Services rendered to nonassociate companies                                              -                       -
  421           Miscellaneous income and loss                                                            -                      20
                                                                                   -----------------------     -------------------
                                                                      TOTAL INCOME                 149,237                 252,690
                                                                                   -----------------------     -------------------

                EXPENSES
  500           Operation supervision and engineering                                                  693                   1,541
  501           Fuel                                                                                     7                      43
  502           Steam expenses                                                                          53                     424
  505           Electric expenses                                                                        2                      61
  506           Miscellaneous steam power expenses                                                   2,467                   3,992
  510           Maintenance supervision and engineering                                                542                   1,078
  511           Maintenance of structures                                                                -                       4
  512           Maintenance of boiler plant                                                             17                     120
  513           Maintenance of electric plant                                                            6                      67
  514           Maintenance of miscellaneous steam plant                                               162                     180
  535           Operation supervision and engineering                                                    8                      11
  537           Hydraulic expenses                                                                       4                       9
  538           Electric expenses                                                                        1                       2
  539           Miscellaneous hydraulic power generation expenses                                       95                     150
  541           Maintenance supervision and engineering                                                  2                      20
  543           Maintenance of reservoirs, dams and waterways                                            1                       4
  545           Maintenance of miscellaneous hydro plant                                                 -                       -
  546           Operation supervision and engineering                                                   19                      53
  548           Generation expenses                                                                     90                     207
  549           Miscellaneous other power generation expenses                                           47                      27
  551           Maintenance supervision and engineering                                                  8                       6
  552           Maintenance of structures                                                                1                       1
  553           Maintenance of generating and electric plant                                             9                      17
  556           System control and load dispatching                                                     25                      26
  560           Operation supervision and engineering                                                   58                      89
  561           Load dispatching                                                                       913                   2,390
  562           Station expenses                                                                         8                       4
  563           Overhead line expenses                                                                 126                     326
  566           Miscellaneous transmission expenses                                                    157                     258
  568           Maintenance supervision and engineering                                                 34                      72
  570           Maintenance of station equipment-transmission                                           13                       -
  571           Maintenance of overhead lines                                                           48                      85
  572           Maintenance of underground lines-electric transmission                                   7                       -
  573           Maintenance of miscellaneous transmission plant                                         27                      79
  580           Operation supervision and engineering                                                  345                   1,013
  581           Load dispatching                                                                        31                      55


                                                                      Page 15a
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)

                                                                                               CURRENT                    PRIOR
ACCOUNT         DESCRIPTION                                                                    PERIOD                      YEAR
-------         -----------                                                                    ------                      ----
  582           Station expenses                                                                        97                     186
  583           Overhead line expenses                                                                  29                     104
  584           Underground line expenses                                                               32                      76
  585           Street lighting and signal system expenses                                               1                       5
  586           Meter expenses                                                                         148                     468
  587           Customer installation expenses                                                          47                     128
  588           Miscellaneous distribution expenses                                                  1,956                   4,949
  590           Maintenance supervision and engineering                                                 41                      78
  592           Maintenance of station equipment                                                        25                     144
  593           Maintenance of overhead lines                                                          120                     344
  594           Maintenance of underground lines                                                         4                      10
  595           Maintenance of line transformers                                                         2                      16
  596           Maintenance of street lighting and signal systems                                        3                       6
  597           Maintenance of meters                                                                    4                       2
  598           Maintenance of miscellaneous distribution plant                                         16                      33
  807           Purchased gas expenses                                                                 195                     313
  813           Other gas supply expenses                                                               80                     138
  814           Operation supervision and engineering                                                    6                      36
  818           Compressor station expenses                                                              7                      12
  820           Measuring and regulating station expenses                                                5                      21
  824           Other expenses                                                                          14                       9
  850           Operation supervision and engineering                                                   53                     121
  851           System control and load dispatching                                                    420                     824
  852           Communication system expenses                                                           88                     214
  853           Compressor station labor and expenses                                                   10                      19
  856           Mains expenses                                                                          36                      74
  857           Measuring and regulating station expenses                                                5                      13
  859           Other expenses                                                                          87                     171
  861           Maintenance supervision and engineering                                                  7                       8
  864           Maintenance of compressor station equipment                                              3                      18
  865           Maintenance of measuring and regulating station equipment                                2                       2
  867           Maintenance of other equipment                                                           -                       1
  870           Operation supervision and engineering                                                  123                     386
  871           Distribution load dispatching                                                          464                     788
  874           Mains and services expenses                                                             63                     220
  875           Measuring and regulating station expenses - general                                      5                      10
  876           Measuring and regulating station expenses - industrial                                   1                       2
  877           Measuring and regulating station expenses - city gate                                    5                       4
  878           Meter and house regulator expenses                                                       4                      18
  879           Customer installation expenses                                                          26                      67
  880           Other expenses                                                                         660                   1,814
  885           Maintenance supervision and engineering                                                  3                      26
  887           Maintenance of mains                                                                     8                      15
  892           Maintenance of services                                                                  7                      27

                                                                       Page 15b


                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                    SCHEDULE XV--COMPARATIVE INCOME STATEMENT
                             (thousands of dollars)


                                                                                               CURRENT                    PRIOR
ACCOUNT             DESCRIPTION                                                                PERIOD                     YEAR
-------             -----------                                                                ------                     ----
  893           Maintenance of meters and house regulators                                              22                      79
  894           Maintenance of other equipment                                                           3                      12
  901           Supervision                                                                          1,266                   1,735
  902           Meter reading expenses                                                                 627                     620
  903           Customer records and collection expenses                                            21,199                  32,174
  904           Uncollectible accounts                                                                 501                      12
  905           Miscellaneous customer accounts expenses                                                 7                      73
  907           Supervision                                                                            261                     261
  908           Customer assistance expenses                                                         1,514                   3,027
  909           Informational and instructional advertising expenses                                   264                     183
  910           Miscellaneous customer service and informational expenses                              972                   3,137
  911           Supervision                                                                            141                     517
  912           Demonstrating and selling expenses                                                   4,954                  10,208
  916           Miscellaneous sales expense                                                             15                       -
  920           Salaries and wages                                                                  31,595                  48,828
  921           Office supplies and expenses                                                        41,062                  74,389
  922           Administrative expenses transferred - credit                                             -                       -
  923           Outside services employed                                                            5,121                  14,386
  924           Property insurance                                                                       -                       -
  925           Injuries and damages                                                                   287                     822
  926           Employee pensions and benefits                                                      12,734                  17,316
  928           Regulatory commission expenses                                                          20                      38
  930.1         General advertising expenses                                                         2,403                      77
  930.2         Miscellaneous general expenses                                                         638                   1,780
  931           Rents                                                                                3,481                   5,798
  932           Maintenance of structures and equipment                                                  -                       -
  935           Maintenance of general plant                                                            22                      28
  403           Depreciation and amortization expense                                                    -                       -
  408           Taxes other than income taxes                                                        4,082                   5,686
  409           Income taxes                                                                        (1,081)                 (1,400)
  410           Provision for deferred income taxes                                                  4,121                   3,567
  411           Provision for deferred income taxes - credit                                        (2,956)                 (2,032)
  411.5         Investment tax credit                                                                    -                       -
  417.1         Expenses of nonutility operations                                                      692                   2,253
  426.1         Donations                                                                            1,269                   2,219
  426.5         Other deductions                                                                       508                     554
  427           Interest on long-term debt                                                               -                       -
  430           Interest on debt to associate companies                                              2,489                   2,038
  431           Other interest expense                                                                  66                     (29)
                                                                                   -----------------------     -------------------
                                                                     TOTAL EXPENSE                 149,237                 252,690
                                                                                   -----------------------     -------------------

                                                              NET INCOME OR (LOSS) $                     -     $                 -
                                                                                   =======================     ===================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                               ANALYSIS OF BILLING

                        ASSOCIATE COMPANIES--ACCOUNT 457
                             (thousands of dollars)

                                                    DIRECT              INDIRECT            COMPENSATION              TOTAL
                                                    COSTS                COSTS                 FOR USE                AMOUNT
NAME OF ASSOCIATE COMPANY                          CHARGED              CHARGED              OF CAPITAL               BILLED
-------------------------------------------  ------------------   ------------------   ---------------------    -----------------
                                                   457-1                457-2                  457-3
Public Service Company of Colorado           $           69,099   $           27,777   $               1,168    $          98,044
Southwestern Public Service Company                      28,365               11,150                     495               40,010
Cheyenne Light, Fuel and Power Company                      996                  595                      22                1,613
1480 Welton, Inc.                                            21                  153                       7                  181
e prime, inc.                                               265                  235                      15                  515
PS Colorado Credit Corporation                               67                  306                      36                  409
P.S.R. Investments, Inc.                                     57                   90                      10                  157
WestGas InterState, Inc.                                      7                    4                       -                   11
Quixx Corporation                                           217                   28                       -                  245
Utility Engineering Corporation                             735                  927                      55                1,717
New Century Energies, Inc.                                1,812                1,651                     135                3,598
Natural Station Equipment LLC                                31                   10                       -                   41
New Century International, Inc.                             922                  719                      70                1,711
New Century - Cadence, Inc.                                  49                    6                       -                   55
NC Enterprises, Inc.                                         42                   36                       -                   78
Public Service Company of Co. (Hayden)                      490                   66                       -                  556
The Planergy Group, Inc.                                     76                  100                       7                  183
New Century - Centrus, Inc.                                   1                    -                       -                    1
Fuel Resources Development Co. (dissolved)                    2                    1                       -                    3
Public Service Company of Co. (Tri-State)                    26                    -                       -                   26
NCE Communications, Inc.                                     24                   11                       1                   36
New Century WYCO, Inc.                                        -                   44                       3                   47
                                             ------------------   ------------------   ---------------------    -----------------
                                       TOTAL $          103,304   $           43,909   $               2,024    $         149,237
                                             ==================   ==================   =====================    =================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                               ANALYSIS OF BILLING

                       NONASSOCIATE COMPANIES--ACCOUNT 458
                             (thousands of dollars)

INSTRUCTIONS:  Provide a brief description of the services rendered to each nonassociate company:


NAME OF                  DIRECT         INDIRECT           COMPENSATION                                 EXCESS             TOTAL
NONASSOCIATE             COSTS           COSTS               FOR USE               TOTAL                  OR              AMOUNT
COMPANY                 CHARGED         CHARGED             OF CAPITAL              COST              DEFICIENCY          BILLED
-----------------  --------------  -----------------  ---------------------  -------------------   -----------------   -----------
                         458-1           458-2                458-3                                     458-4
None


                                                                        Page 18
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

              SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                          AND NONASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.


                                                                  ASSOCIATE COMPANY CHARGES          NONASSOCIATE COMPANY CHARGES
                                                        -------------------------------------------  ----------------------------
                                                            DIRECT       INDIRECT
ACCOUNT  DESCRIPTION OF ITEMS                                COST           COST           TOTAL                 (NONE)
-------  --------------------                           ------------   -----------     -----------
 500     Operation supervision and engineering          $        633   $        60     $       693
 501     Fuel                                                      7             -               7
 502     Steam expenses                                           46             7              53
 505     Electric expenses                                         2             -               2
 506     Miscellaneous steam power expenses                    2,375            92           2,467
 510     Maintenance supervision and engineering                 513            29             542
 511     Maintenance of structures                                 -             -               -
 512     Maintenance of boiler plant                              16             1              17
 513     Maintenance of electric plant                             6             -               6
 514     Maintenance of miscellaneous steam plant                162             -             162
 535     Operation supervision and engineering                     8             -               8
 537     Hydraulic expenses                                        4             -               4
 538     Electric expenses                                         1             -               1
 539     Miscellaneous hydraulic power generation
          expenses                                                92             3              95
 541     Maintenance supervision and engineering                   2             -               2
 543     Maintenance of reservoirs, dams and waterways             1             -               1
 545     Maintenance of miscellaneous hydro plant                  -             -               -
 546     Operation supervision and engineering                    18             1              19
 548     Generation expenses                                      86             4              90
 549     Miscellaneous other power generation expenses            46             1              47
 551     Maintenance supervision and engineering                   8             -               8
 552     Maintenance of structures                                 1             -               1
 553     Maintenance of generating and electric plant              9             -               9
 556     System control and load dispatching                      25             -              25
 560     Operation supervision and engineering                    41            17              58
 561     Load dispatching                                        913             -             913
 562     Station expenses                                          8             -               8
 563     Overhead line expenses                                  126             -             126
 566     Miscellaneous transmission expenses                     138            19             157
 568     Maintenance supervision and engineering                  17            17              34

                                                                       Page 18a



                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

             SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                            AND NONASSOCIATE COMPANIES
                             (thousands of dollars)


INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                  ASSOCIATE COMPANY CHARGES          NONASSOCIATE COMPANY CHARGES
                                                        -----------------------------------------    ----------------------------
                                                            DIRECT        INDIRECT
ACCOUNT  DESCRIPTION OF ITEMS                                COST           COST          TOTAL                  (NONE)
-------  --------------------                           ------------   -------------   ----------
 570     Maintenance of station equipment-transmission            13               -           13
 571     Maintenance of overhead lines                            48               -           48
 572     Maintenance of underground lines-electric
          transmission                                             7               -            7
 573     Maintenance of miscellaneous transmission
          plant                                                   27               -           27
 580     Operation supervision and engineering                   330              15          345
 581     Load dispatching                                         31               -           31
 582     Station expenses                                         97               -           97
 583     Overhead line expenses                                   29               -           29
 584     Underground line expenses                                32               -           32
 585     Street lighting and signal system expenses                1               -            1
 586     Meter expenses                                          148               -          148
 587     Customer installation expenses                           43               4           47
 588     Miscellaneous distribution expenses                   1,942              14        1,956
 590     Maintenance supervision and engineering                  25              16           41
 592     Maintenance of station equipment                         24               1           25
 593     Maintenance of overhead lines                           119               1          120
 594     Maintenance of underground lines                          4               -            4
 595     Maintenance of line transformers                          2               -            2
 596     Maintenance of street lighting and signal
          systems                                                  3               -            3
 597     Maintenance of meters                                     4               -            4
 598     Maintenance of miscellaneous distribution
          plant                                                   16               -           16
 807     Purchased gas expneses                                  176              19          195
 813     Other gas supply expenses                                71               9           80
 814     Operation supervision and engineering                     6               -            6
 818     Compressor station expenses                               7               -            7
 820     Measuring and regulating station expenses                 5               -            5
 824     Other expenses                                           14               -           14
 850     Operation supervision and engineering                    53               -           53
 851     System control and load dispatching                     273             147          420

                                                                       Page 18b

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

          SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                           AND NONASSOCIATE COMPANIES
                             (thousands of dollars)


INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                  ASSOCIATE COMPANY CHARGES          NONASSOCIATE COMPANY CHARGES
                                                        ------------------------------------------   ----------------------------
                                                            DIRECT        INDIRECT
ACCOUNT  DESCRIPTION OF ITEMS                                COST           COST           TOTAL                 (NONE)
-------  --------------------                           ------------   -------------   -----------
  852    Communication system expenses                            88               -            88
  853    Compressor station labor and expenses                    10               -            10
  856    Mains expenses                                           36               -            36
  857    Measuring and regulating station expenses                 5               -             5
  859    Other expenses                                           78               9            87
  861    Maintenance supervision and engineering                   7               -             7
  864    Maintenance of compressor station equipment               3               -             3
  865    Maintenance of measuring and reg station equip            2               -             2
  867    Maintenance of other equipment                            -               -             -
  870    Operation supervision and engineering                   123               -           123
  871    Distribution load dispatching                           314             150           464
  874    Mains and services expenses                              63               -            63
  875    Measuring and reg station expenses - General              5               -             5
  876    Measuring and reg station expenses - Industrial           1               -             1
  877    Measuring and reg station expenses - City gate            5               -             5
  878    Meter and house regulator expenses                        4               -             4
  879    Customer installation expenses                           26               -            26
  880    Other expenses                                          648              12           660
  885    Maintenance supervision and engineering                   3               -             3
  887    Maintenance of mains                                      8               -             8
  892    Maintenance of services                                   7               -             7
  893    Maintenance of meters and house regulators               22               -            22
  894    Maintenance of other equipment                            3               -             3
  901    Supervision                                             993             273         1,266
  902    Meter reading expenses                                  627               -           627
  903    Customer records and collection expenses             15,867           5,332        21,199
  904    Uncollectible accounts                                  501               -           501
  905    Miscellaneous customer accounts expenses                  7               -             7
  907    Supervision                                             236              25           261
  908    Customer assistance expenses                          1,394             120         1,514
  909    Informational and instructional advertising
          expenses                                               252              12           264

                                                                       Page 18c

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

               SCHEDULE XVI--ANALYSIS OF CHARGES FOR SERVICE--ASSOCIATE
                          AND NONASSOCIATE COMPANIES
                             (thousands of dollars)

INSTRUCTIONS: Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

                                                                  ASSOCIATE COMPANY CHARGES          NONASSOCIATE COMPANY CHARGES
                                                        -----------------------------------------    ----------------------------
                                                            DIRECT        INDIRECT
ACCOUNT  DESCRIPTION OF ITEMS                                COST           COST           TOTAL                 (NONE)
-------  --------------------                           ------------   -------------   ----------
  910    Misc customer service and informational
          expenses                                               836             136          972
  911    Supervision                                             111              30          141
  912    Demonstrating and selling expenses                    4,525             429        4,954
  916    Miscellaneous sales expense                              15               -           15
  920    Salaries and wages                                   23,154           8,441       31,595
  921    Office supplies and expenses                         25,523          15,539       41,062
  922    Administrative expense                                    -               -            -
  923    Outside services employed                             3,487           1,634        5,121
  924    Property insurance                                        -               -            -
  925    Injuries and damages                                      -             287          287
  926    Employee pensions and benefits                            -          12,734       12,734
  928    Regulatory commission expense                            20               -           20
  930.1  General advertising expenses                            496           1,907        2,403
  930.2  Miscellaneous general expense                             2             636          638
  931    Rents                                                     -           3,481        3,481
  932    Maintenance of structures and equipment                   -               -            -
  935    Maintenance of general plant                             22               -           22
  403    Depreciation and amortization expense                     -               -            -
  408    Taxes other than income taxes                             -           4,082        4,082
  409    Income taxes                                         (1,165)             84       (1,081)
  410    Provision for deferred income taxes                   4,121               -        4,121
  411    Provision for deferred income taxes-credit           (2,956)              -       (2,956)
  411.5  Investment tax credit                                     -               -            -
  417.5  Expenses of nonutility operations                       499             193          692
  426.1  Donations                                                78           1,191        1,269
  426.5  Other donations                                         420              88          508
  427    Interest on long-term debt                                -               -            -
  431    Other interest expense                                    -              66           66
                                                        ------------   -------------   ----------
        TOTAL EXPENSES                                        89,380          57,368      146,748
                                                        ------------   -------------   ----------
        Compensation for use of equity capital                     -               -            -
  430   Interest on debt to associate companies                    -           2,489        2,489
                                                        ------------   -------------   ----------
        TOTAL COST OF SERVICE                           $     89,380   $      59,857   $  149,237
                                                        ============   =============   ==========

                                                                        Page 19
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                           ---------------------------------------------------------

                                                         TOTAL             EXECUTIVE    AUDIT            GOVERNMENTAL    CORPORATE
ACCOUNT DESCRIPTION OF ITEMS                            AMOUNT   OVERHEAD  SERVICES   SERVICES  AVIATION   AFFAIRS    COMMUNICATIONS
------- --------------------                            ------   --------  ---------  --------  -------- ------------ --------------
500     Operation supervision and engineering           $   693  $      -  $       -   $     -  $      1 $          - $            -
501     Fuel                                                  7         -          -         -         -            -              -
502     Steam expenses                                       53         -          -         -         1            -              -
505     Electric expenses                                     2         -          -         -         -            -              -
506     Miscellaneous steam power expenses                2,467         -          -         -         8            -              -
510     Maintenance supervision and engineering             542         -          -         -         -            -              -
511     Maintenance of structures                             -         -          -         -         -            -              -
512     Maintenance of boiler plant                          17         -          -         -         -            -              -
513     Maintenance of electric plant                         6         -          -         -         -            -              -
514     Maintenance of miscellaneous steam plant            162         -          -         -         -            -              -
535     Operation supervision and engineering                 8         -          -         -         -            -              -
537     Hydraulic expenses                                    4         -          -         -         4            -              -
538     Electric expenses                                     1         -          -         -         -            -              -
539     Misc hydraulic power generation expenses             95         -          -         -         -            -              -
541     Maintenance supervision and engineering               2         -          -         -         -            -              -
543     Maint of reservoirs, dams and waterways               1         -          -         -         -            -              -
545     Maintenance of miscellaneous hydro plant              -         -          -         -         -            -              -
546     Operation supervision and engineering                19         -          -         -         -            -              -
548     Generation expenses                                  90         -          -         -         -            -              -
549     Misc other power generation expenses                 47         -          -         -         -            -              -
551     Maintenance supervision and engineering               8         -          -         -         -            -              -
552     Maintenance of structures                             1         -          -         -         -            -              -
553     Maint of generating and electric plant                9         -          -         -         -            -              -
556     System control and load dispatching                  25         -          -         -         -            -              -
560     Operation supervision and engineering                58         -          -         -         -            -              -
561     Load dispatching                                    913         -          -         -         -            -              -
562     Station expenses                                      8         -          -         -         -            -              -
563     Overhead line expenses                              126         -          -         -    1   13            -              -
566     Miscellaneous transmission expenses                 157         -          -         -         3            -              -
568     Maintenance supervision and engineering              34         -          -         -         -            -              -
570     Maintenance of station equipment-transmission        13         -          -         -         -            -              -
571     Maintenance of overhead lines                        48         -          -         -        34            -              -
572     Maint of underground lines-elec transmission          7         -          -         -         7            -              -
573     Maint of miscellaneous transmission plant            27         -          -         -         -            -              -
580     Operation supervision and engineering               345         -          -         -         1            -              -
581     Load dispatching                                     31         -          -         -         -            -              -
582     Station expenses                                     97         -          -         -         -            -              -


                                                                        Page 19
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                           ---------------------------------------------------------

                                                         TOTAL             EXECUTIVE    AUDIT            GOVERNMENTAL    CORPORATE
ACCOUNT DESCRIPTION OF ITEMS                            AMOUNT   OVERHEAD  SERVICES   SERVICES  AVIATION   AFFAIRS    COMMUNICATIONS
------- --------------------                            ------   --------  ---------  --------  -------- ------------ --------------
583     Overhead line expenses                               29         -          -         -         -            -              -
584     Underground line expenses                            32         -          -         -         6            -              -
585     Street lighting and signal system expenses            1         -          -         -         -            -              -
586     Meter expenses                                      148         -          -         -         -            -              -
587     Customer installation expenses                       47         -          -         -         -            -              -
588     Miscellaneous distribution expenses               1,956         -          -         -         5            -              -
590     Maintenance supervision and engineering              41         -          -         -         -            -              -
592     Maintenance of station equipment                     25         -          -         -         -            -              -
593     Maintenance of overhead lines                       120         -          -         -         4            -              -
594     Maintenance of underground lines                      4         -          -         -         1            -              -
595     Maintenance of line transformers                      2         -          -         -         -            -              -
596     Maint of street lighting and signal systems           3         -          -         -         -            -              -
597     Maintenance of meters                                 4         -          -         -         -            -              -
598     Maint of miscellaneous distribution plant            16         -          -         -         -            -              -
807     Purchased gas expneses                              195         -          -         -         -            -              -
813     Other gas supply expenses                            80         -          -         -         -            -              -
814     Operation supervision and engineering                 6         -          -         -         -            -              -
818     Compressor station expenses                           7         -          -         -         -            -              -
820     Measuring and regulating station expenses             5         -          -         -         -            -              -
824     Other expenses                                       14         -          -         -         -            -              -
850     Operation supervision and engineering                53         -          -         -         -            -              -
851     System control and load dispatching                 420         -          -         -         -            -              -
852     Communication system expenses                        88         -          -         -         -            -              -
853     Compressor station labor and expenses                10         -          -         -         -            -              -
856     Mains expenses                                       36         -          -         -         -            -              -
857     Measuring and regulating station expenses             5         -          -         -         -            -              -
859     Other expenses                                       87         -          -         -         -            -              -
861     Maintenance supervision and engineering               7         -          -         -         -            -              -
864     Maint of compressor station equipment                 3         -          -         -         -            -              -
865     Maint of measuring and reg station equip              2         -          -         -         -            -              -
867     Maintenance of other equipment                        -         -          -         -         -            -              -
870     Operation supervision and engineering               123         -          -         -         -            -              -
871     Distribution load dispatching                       464         -          -         -         -            -              -
874     Mains and services expenses                          63         -          -         -         -            -              -
875     Measuring and reg station exp - General               5         -          -         -         -            -              -
876     Measuring and reg station exp - Industrial            1         -          -         -         -            -              -
877     Measuring and reg station exp - City gate             5         -          -         -         -            -              -
878     Meter and house regulator expenses                    4         -          -         -         -            -              -


                                                                        Page 19
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                           ---------------------------------------------------------

                                                         TOTAL             EXECUTIVE    AUDIT            GOVERNMENTAL    CORPORATE
ACCOUNT DESCRIPTION OF ITEMS                            AMOUNT   OVERHEAD  SERVICES   SERVICES  AVIATION   AFFAIRS    COMMUNICATIONS
------- --------------------                            ------   --------  ---------  --------  -------- ------------ --------------
879     Customer installation expenses                       26         -          -         -         -            -              -
880     Other expenses                                      660         -          -         -         1            -              -
885     Maintenance supervision and engineering               3         -          -         -         -            -              -
887     Maintenance of mains                                  8         -          -         -         -            -              -
892     Maintenance of services                               7         -          -         -         -            -              -
893     Maint of meters and house regulators                 22         -          -         -         -            -              -
894     Maintenance of other equipment                        3         -          -         -         -            -              -
901     Supervision                                       1,266         -          -         -         -            -              -
902     Meter reading expenses                              627         -          -         -         3            -              -
903     Customer records and collection expenses         21,199         -          -         1         -            -              -
904     Uncollectible accounts                              501         -          -         -         -            -              -
905     Misc customer accounts expenses                       7         -          -         -         -            -              -
907     Supervision                                         261         -          -         -         -            -              -
908     Customer assistance expenses                      1,514         -          2         -         1            -             11
909     Informational/instructional advertising exp         264         -          -         -         -            -            217
910     Misc customer service/ informational exp            972         -          1         -         -            -              -
911     Supervision                                         141         -          -         -         -            -              -
912     Demonstrating and selling expenses                4,954         -          -         -         -            -              -
916     Miscellaneous sales expense                          15         -          -         -         1            -              -
920     Salaries and wages                               31,595         -      5,713       521        56          186            759
921     Office supplies and expenses                     41,062         -      3,079       248       146          179          1,204
922     Administrative expense                                -         -          -         -         -            -              -
923     Outside services employed                         5,121         -      1,862       343         2            -              -
924     Property insurance                                    -         -          -         -         -            -              -
925     Injuries and damages                                287         -         17         3         -            1              4
926     Employee pensions and benefits                   12,734         -        895       150        12           49            216
928     Regulatory commission expense                        20         -          -         -         -            -              -
930.1   General advertising expenses                      2,403         -          -         -         -            -          2,403
930.2   Miscellaneous general expense                       638         -        631         -         -            -              -
931     Rents                                             3,481         -        238        41         4           13             59
932     Maintenance of structures and equipment               -         -          -         -         -            -              -
935     Maintenance of general plant                         22         -          -         -         -            -              -


                                                                        Page 19
                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                           ---------------------------------------------------------

                                                         TOTAL             EXECUTIVE    AUDIT            GOVERNMENTAL    CORPORATE
ACCOUNT DESCRIPTION OF ITEMS                            AMOUNT   OVERHEAD  SERVICES   SERVICES  AVIATION   AFFAIRS    COMMUNICATIONS
------- --------------------                            ------   --------  ---------  --------  -------- ------------ --------------
403     Depreciation and amortization expense                 -         -          -         -         -            -              -
408     Taxes other than income taxes                     4,082         -        277        47         5           15             69
409     Income taxes                                     (1,081)        -          -         -         -            -              -
410     Provision for deferred income taxes               4,121         -          -         -         -            -              -
411     Provision for deferred income taxes-credit       (2,956)        -          -         -         -            -              -
411.5   Investment tax credit                                 -         -          -         -         -            -              -
417.1   Expenses of nonutility operations                   692         -          -         -         -            -             54
426.1   Donations                                         1,269         -          -         -         -            -          1,269
426.5   Other donations                                     508         -         36         -         -          359              -
427     Interest on long-term debt                            -         -          -         -         -            -              -
430     Interest on debt to associate companies           2,489         -          -         -         -            -              -
431     Other interest expense                               66         -          -         -         -            -              -
                                                       --------  --------  ---------   -------   -------    ---------    -----------
                              TOTAL EXPENSES           $149,237  $      -  $  12,751   $ 1,354   $   419    $     802    $     6,265
                                                       ========  ========  =========   =======   =======    =========    ===========


                                                                       Page 19a

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                     ---------------------------------------------------------------------------
                                                                   CORP                    ELECTRIC
                                                      GENERAL    PLANNING    PRODUCTION    COMMODITY    PURCHASED     ENERGY/
ACCOUNT DESCRIPTION OF ITEMS                          COUNSEL   & DEVELOP     SERVICES    BUS DEVELOP    POWER     ENVIRONMENTAL
------- --------------------                          --------  ---------     ----------  -----------   ---------  -------------
500     Operation supervision and engineering        $       -  $       -     $      140  $         -    $      -   $        525
501     Fuel                                                 -          -              1            -           -              -
502     Steam expenses                                       -          -             51            -           -              -
505     Electric expenses                                    -          -              2            -           -              -
506     Miscellaneous steam power expenses                   1          -            888            -           -              5
510     Maintenance supervision and engineering              -          -            540            -           -              -
511     Maintenance of structures                            -          -              -            -           -              -
512     Maintenance of boiler plant                          -          -              7            -           -              -
513     Maintenance of electric plant                        -          -              5            -           -              -
514     Maintenance of miscellaneous steam plant             -          -              -            -           -              -
535     Operation supervision and engineering                -          -              -            -           -              -
537     Hydraulic expenses                                   -          -              -            -           -              -
538     Electric expenses                                    -          -              -            -           -              -
539     Misc hydraulic power generation expenses             8          -              -            -           -              -
541     Maintenance supervision and engineering              -          -              1            -           -              -
543     Maint of reservoirs, dams and waterways              -          -              -            -           -              -
545     Maintenance of miscellaneous hydro plant             -          -              -            -           -              -
546     Operation supervision and engineering                -          -             17            -           -              1
548     Generation expenses                                  -          -             27            -           -              -
549     Misc other power generation expenses                 -          -              1            -           -              2
551     Maintenance supervision and engineering              -          -              3            -           -              5
552     Maintenance of structures                            -          -              1            -           -              -
553     Maint of generating and electric plant               -          -              1            -           -              -
556     System control and load dispatching                  -          -              -            -           -              -
560     Operation supervision and engineering                -          -              -            -           -              -
561     Load dispatching                                     -          -              -            -           -              -
562     Station expenses                                     -          -              -            -           -              -
563     Overhead line expenses                               -          -              -            -           -              -
566     Miscellaneous transmission expenses                  1          -              -            -           -              -
568     Maintenance supervision and engineering              -          -              -            -           -              -
570     Maintenance of station equipment-transmission        -          -              -            -           -              -
571     Maintenance of overhead lines                        -          -              -            -           -              -
572     Maint of underground lines-elec transmission         -          -              -            -           -              -
573     Maint of miscellaneous transmission plant            -          -              -            -           -              -
580     Operation supervision and engineering                -          -              -            -           -              -
581     Load dispatching                                     -          -              -            -           -              -
582     Station expenses                                     -          -              -            -           -              1

                                                                       Page 19a

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                     ---------------------------------------------------------------------------
                                                                   CORP                    ELECTRIC
                                                      GENERAL    PLANNING    PRODUCTION    COMMODITY    PURCHASED     ENERGY/
ACCOUNT DESCRIPTION OF ITEMS                          COUNSEL   & DEVELOP     SERVICES    BUS DEVELOP    POWER     ENVIRONMENTAL
------- --------------------                          --------  ---------    ----------   -----------   ---------  -------------
583     Overhead line expenses                               -          -              -            -           -              -
584     Underground line expenses                            -          -              -            -           -              -
585     Street lighting and signal system expenses           -          -              -            -           -              -
586     Meter expenses                                       -          -              -            -           -              -
587     Customer installation expenses                       -          -              -            -           -              -
588     Miscellaneous distribution expenses                  8          -              -            -           -            118
590     Maintenance supervision and engineering              -          -              -            -           -              1
592     Maintenance of station equipment                     -          -             10            -           -             11
593     Maintenance of overhead lines                        -          -              4            -           -              -
594     Maintenance of underground lines                     -          -              -            -           -              -
595     Maintenance of line transformers                     -          -              -            -           -              -
596     Maint of street lighting and signal systems          -          -              -            -           -              -
597     Maintenance of meters                                -          -              -            -           -              1
598     Maint of miscellaneous distribution plant            -          -              -            -           -              1
807     Purchased gas expneses                               -          -              -            -           -              -
813     Other gas supply expenses                            -          -              -            -           -              -
814     Operation supervision and engineering                -          -              -            -           -              -
818     Compressor station expenses                          -          -              -            -           -              -
820     Measuring and regulating station expenses            -          -              -            -           -              -
824     Other expenses                                       -          -              -            -           -              -
850     Operation supervision and engineering                -          -              -            -           -              -
851     System control and load dispatching                  -          -              -            -           -              -
852     Communication system expenses                        -          -              -            -           -              -
853     Compressor station labor and expenses                -          -              -            -           -              -
856     Mains expenses                                       -          -              -            -           -              -
857     Measuring and regulating station expenses            -          -              -            -           -              -
859     Other expenses                                       -          -              -            -           -              -
861     Maintenance supervision and engineering              -          -              -            -           -              -
864     Maint of compressor station equipment                -          -              -            -           -              -
865     Maint of measuring and reg station equip             -          -              -            -           -              -
867     Maintenance of other equipment                       -          -              -            -           -              -
870     Operation supervision and engineering                -          -              -            -           -              -
871     Distribution load dispatching                        -          -              -            -           -              -
874     Mains and services expenses                          -          -              -            -           -              -
875     Measuring and reg station exp - General              -          -              -            -           -              -
876     Measuring and reg station exp - Industrial           -          -              -            -           -              -
877     Measuring and reg station exp - City gate            -          -              -            -           -              -
878     Meter and house regulator expenses                   -          -              -            -           -              -

                                                                       Page 19a

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                     -----------------------------------------------------------------------------
                                                                   CORP                    ELECTRIC
                                                      GENERAL    PLANNING    PRODUCTION    COMMODITY    PURCHASED     ENERGY/
ACCOUNT DESCRIPTION OF ITEMS                          COUNSEL   & DEVELOP     SERVICES    BUS DEVELOP    POWER     ENVIRONMENTAL
------- --------------------                          --------  ---------    -----------  -----------   ---------  -------------
879     Customer installation expenses                       -          -              -            -           -              -
880     Other expenses                                       -          -              -            -           -             33
885     Maintenance supervision and engineering              -          -              -            -           -              -
887     Maintenance of mains                                 -          -              -            -           -              -
892     Maintenance of services                              -          -              -            -           -              -
893     Maint of meters and house regulators                 -          -              -            -           -              -
894     Maintenance of other equipment                       -          -              -            -           -              -
901     Supervision                                          -          -              -            -           -              -
902     Meter reading expenses                               -          -              -            -           -              -
903     Customer records and collection expenses             -          -              -            -           -              -
904     Uncollectible accounts                               -          -              1            -         500              -
905     Misc customer accounts expenses                      -          -              -            -           -              -
907     Supervision                                          -          -              -            -           -              -
908     Customer assistance expenses                         -          -              -            -           -              -
909     Informational/instructional advertising exp          -          -              -            -           -              -
910     Misc customer service/ informational exp             -          -              -            -           -              -
911     Supervision                                          -          -              -            -           -              -
912     Demonstrating and selling expenses                   -          -              -            -       1,958              -
916     Miscellaneous sales expense                          -          -              -            -           -              -
920     Salaries and wages                                 832      1,166          1,895          245         491            789
921     Office supplies and expenses                     1,307        940            904           55          59            223
922     Administrative expense                               -          -              -            -           -              -
923     Outside services employed                          286         14              -            -           9              4
924     Property insurance                                   -          -              -            -           -              -
925     Injuries and damages                                 9          6             19            1          10              7
926     Employee pensions and benefits                     243        295            856           72         505            319
928     Regulatory commission expense                        -          -              -            -           -              -
930.1   General advertising expenses                         -          -              -            -           -              -
930.2   Miscellaneous general expense                        -          -              6            -           -              -
931     Rents                                               66         80            233           20         137             87
932     Maintenance of structures and equipment              -          -              -            -           -              -
935     Maintenance of general plant                         -          -              -            -           -              -

                                                                       Page 19a

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                     ---------------------------------------------------------------------------
                                                                   CORP                    ELECTRIC
                                                      GENERAL    PLANNING    PRODUCTION    COMMODITY    PURCHASED     ENERGY/
ACCOUNT DESCRIPTION OF ITEMS                          COUNSEL   & DEVELOP     SERVICES    BUS DEVELOP    POWER     ENVIRONMENTAL
------- --------------------                          --------  ---------    ----------   -----------   ---------  -------------
403     Depreciation and amortization expense                -          -              -            -          -               -
408     Taxes other than income taxes                       77         93            271           23        157             100
409     Income taxes                                         -          -              -            -          -               -
410     Provision for deferred income taxes                  -          -              -            -          -               -
411     Provision for deferred income taxes-credit           -          -              -            -          -               -
411.5   Investment tax credit                                -          -              -            -          -               -
417.1   Expenses of nonutility operations                    -          -              -            -          -               -
426.1   Donations                                            -          -              -            -          -               -
426.5   Other donations                                    110          -              -            -          -               -
427     Interest on long-term debt                           -          -              -            -          -               -
430     Interest on debt to associate companies              -          -              -            -          -               -
431     Other interest expense                               -          -              -            -          -               -
                                                    ----------  ---------     ----------  -----------   --------   -------------
                              TOTAL EXPENSES        $    2,948  $   2,594     $    5,884  $       416   $  3,826   $       2,233
                                                    ==========  =========     ==========  ===========   ========   =============

                                                                       Page 19b

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                     DEPARTMENT OR SERVICE FUNCTION
                                                     -------------------------------------------------------------------------------

                                                        RESOURCE   INFORMATION SUPPLY  INVESTOR  PAYMENT &    HUMAN     REGULATORY
ACCOUNT DESCRIPTION OF ITEMS                          ACQUISITION  TECHNOLOGY  CHAIN  RELATIONS  REPORTING  RESOURCES ADMINISTRATION
------- --------------------                          ------------ ----------- ------ ---------- ---------- --------- --------------
500     Operation supervision and engineering         $          - $        11 $    - $        - $        - $      15 $            -
501     Fuel                                                     -           6      -          -          -         -              -
502     Steam expenses                                           -           1      -          -          -         -              -
505     Electric expenses                                        -           -      -          -          -         -              -
506     Miscellaneous steam power expenses                       -       1,563      2          -          -         -              -
510     Maintenance supervision and engineering                  -           2      -          -          -         -              -
511     Maintenance of structures                                -           -      -          -          -         -              -
512     Maintenance of boiler plant                              -           6      -          -          -         4              -
513     Maintenance of electric plant                            -           1      -          -          -         -              -
514     Maintenance of miscellaneous steam plant                 -         162      -          -          -         -              -
535     Operation supervision and engineering                    -           8      -          -          -         -              -
537     Hydraulic expenses                                       -           -      -          -          -         -              -
538     Electric expenses                                        -           1      -          -          -         -              -
539     Misc hydraulic power generation expenses                 -          73      -          -          -         -              -
541     Maintenance supervision and engineering                  -           1      -          -          -         -              -
543     Maint of reservoirs, dams and waterways                  -           1      -          -          -         -              -
545     Maintenance of miscellaneous hydro plant                 -           -      -          -          -         -              -
546     Operation supervision and engineering                    -           1      -          -          -         -              -
548     Generation expenses                                      -          63      -          -          -         -              -
549     Misc other power generation expenses                     -          36      -          -          -         -              -
551     Maintenance supervision and engineering                  -           -      -          -          -         -              -
552     Maintenance of structures                                -           -      -          -          -         -              -
553     Maint of generating and electric plant                   -           6      -          -          -         -              -
556     System control and load dispatching                      -          25      -          -          -         -              -
560     Operation supervision and engineering                    -          17      -          -          -         -              -
561     Load dispatching                                         -         913      -          -          -         -              -
562     Station expenses                                         -           8      -          -          -         -              -
563     Overhead line expenses                                   -          13      -          -          -         -              -
566     Miscellaneous transmission expenses                      -          59      -          -          -         -              -
568     Maintenance supervision and engineering                  -           -      -          -          -         -              -
570     Maintenance of station equipment-transmission            -           -      -          -          -         -              -
571     Maintenance of overhead lines                            -           1      -          -          -         -              -
572     Maint of underground lines-elec transmission             -           -      -          -          -         -              -
573     Maint of miscellaneous transmission plant                -          27      -          -          -         -              -
580     Operation supervision and engineering                    -         311      -          -          -         -              -
581     Load dispatching                                         -          31      -          -          -         -              -
582     Station expenses                                         -          96      -          -          -         -              -

                                                                       Page 19b

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                     DEPARTMENT OR SERVICE FUNCTION
                                                     -------------------------------------------------------------------------------

                                                        RESOURCE   INFORMATION SUPPLY  INVESTOR  PAYMENT &    HUMAN     REGULATORY
ACCOUNT DESCRIPTION OF ITEMS                          ACQUISITION  TECHNOLOGY  CHAIN  RELATIONS  REPORTING  RESOURCES ADMINISTRATION
------- --------------------                          ------------ ----------- ------ ---------- ---------- --------- --------------
583     Overhead line expenses                                   -          28      -          -          -         -              -
584     Underground line expenses                                -          24      -          -          -         -              -
585     Street lighting and signal system expenses               -           1      -          -          -         -              -
586     Meter expenses                                           -         148      -          -          -         -              -
587     Customer installation expenses                           -           3      -          -          -         -              -
588     Miscellaneous distribution expenses                      -       1,741      -          -          -         6              -
590     Maintenance supervision and engineering                  -           7      -          -          -         -              -
592     Maintenance of station equipment                         -           4      -          -          -         -              -
593     Maintenance of overhead lines                            -          21      -          -          -         -              -
594     Maintenance of underground lines                         -           3      -          -          -         -              -
595     Maintenance of line transformers                         -           2      -          -          -         -              -
596     Maint of street lighting and signal systems              -           3      -          -          -         -              -
597     Maintenance of meters                                    -           3      -          -          -         -              -
598     Maint of miscellaneous distribution plant                -           -      -          -          -         -              -
807     Purchased gas expneses                                   -           -      -          -          -         -              -
813     Other gas supply expenses                                -           -      -          -          -         1              -
814     Operation supervision and engineering                    -           5      -          -          -         -              -
818     Compressor station expenses                              -           7      -          -          -         -              -
820     Measuring and regulating station expenses                -           5      -          -          -         -              -
824     Other expenses                                           -           9      -          -          -         -              -
850     Operation supervision and engineering                    -          53      -          -          -         -              -
851     System control and load dispatching                      -           -      -          -          -         -              -
852     Communication system expenses                            -          14      -          -          -         -              -
853     Compressor station labor and expenses                    -          10      -          -          -         -              -
856     Mains expenses                                           -          36      -          -          -         -              -
857     Measuring and regulating station expenses                -           5      -          -          -         -              -
859     Other expenses                                           -          44      -          -          -         -              -
861     Maintenance supervision and engineering                  -           7      -          -          -         -              -
864     Maint of compressor station equipment                    -           3      -          -          -         -              -
865     Maint of measuring and reg station equip                 -           2      -          -          -         -              -
867     Maintenance of other equipment                           -           -      -          -          -         -              -
870     Operation supervision and engineering                    -         123      -          -          -         -              -
871     Distribution load dispatching                            -           1      -          -          -         5              -
874     Mains and services expenses                              -          63      -          -          -         -              -
875     Measuring and reg station exp - General                  -           5      -          -          -         -              -
876     Measuring and reg station exp - Industrial               -           1      -          -          -         -              -
877     Measuring and reg station exp - City gate                -           5      -          -          -         -              -
878     Meter and house regulator expenses                       -           4      -          -          -         -              -

                                                                       Page 19b

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                     DEPARTMENT OR SERVICE FUNCTION
                                                     -------------------------------------------------------------------------------

                                                        RESOURCE   INFORMATION SUPPLY  INVESTOR  PAYMENT &    HUMAN     REGULATORY
ACCOUNT DESCRIPTION OF ITEMS                          ACQUISITION  TECHNOLOGY  CHAIN  RELATIONS  REPORTING  RESOURCES ADMINISTRATION
------- --------------------                          ------------ ----------- ------ ---------- ---------- --------- --------------
879     Customer installation expenses                           -          26      -          -          -         -              -
880     Other expenses                                           -         558      -          -          -         1              -
885     Maintenance supervision and engineering                  -           3      -          -          -         -              -
887     Maintenance of mains                                     -           8      -          -          -         -              -
892     Maintenance of services                                  -           7      -          -          -         -              -
893     Maint of meters and house regulators                     -          22      -          -          -         -              -
894     Maintenance of other equipment                           -           -      -          -          -         -              -
901     Supervision                                              -          12      -          -          -         -              -
902     Meter reading expenses                                   -         174      -          -          -         -              -
903     Customer records and collection expenses                 -         603      -          -          -         -              -
904     Uncollectible accounts                                   -           -      -          -          -         -              -
905     Misc customer accounts expenses                          -           7      -          -          -         -              -
907     Supervision                                              -           1      -          -          -         -              -
908     Customer assistance expenses                             1           5      -          -          -         -              -
909     Informational/instructional advertising exp              -           -      -          -          -         -              -
910     Misc customer service/ informational exp                 -          48      -          -          -         -              -
911     Supervision                                              -           -      -          -          -         -              -
912     Demonstrating and selling expenses                       1         130      -          -          -         -              -
916     Miscellaneous sales expense                              -          14      -          -          -         -              -
920     Salaries and wages                                   1,076         306  2,019        155        403     3,235          1,404
921     Office supplies and expenses                           310       7,744  4,711        251        150     2,395            726
922     Administrative expense                                   -           -      -          -          -         -              -
923     Outside services employed                              478         389    411        359        119       538            194
924     Property insurance                                       -           -      -          -          -         -              -
925     Injuries and damages                                     6           5     11          1          2        20              8
926     Employee pensions and benefits                         306         118    588         37        110       913            412
928     Regulatory commission expense                            -           -      -          -          -         -             20
930.1   General advertising expenses                             -           -      -          -          -         -              -
930.2   Miscellaneous general expense                            -           1      -          -          -         -              -
931     Rents                                                   83          31    161         10         31       248            112
932     Maintenance of structures and equipment                  -           -      -          -          -         -              -
935     Maintenance of general plant                             -          22      -          -          -         -              -

                                                                       Page 19b

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                                     DEPARTMENT OR SERVICE FUNCTION
                                                     -------------------------------------------------------------------------------

                                                        RESOURCE   INFORMATION SUPPLY  INVESTOR  PAYMENT &    HUMAN     REGULATORY
ACCOUNT DESCRIPTION OF ITEMS                          ACQUISITION  TECHNOLOGY  CHAIN  RELATIONS  REPORTING  RESOURCES ADMINISTRATION
------- --------------------                          ------------ ----------- ------ ---------- ---------- --------- --------------
403     Depreciation and amortization expense                    -           -      -          -          -         -              -
408     Taxes other than income taxes                           96          37    186         12         36       293            129
409     Income taxes                                             -           -      -          -          -         -              -
410     Provision for deferred income taxes                      -           -      -          -          -         -              -
411     Provision for deferred income taxes-credit               -           -      -          -          -         -              -
411.5   Investment tax credit                                    -           -      -          -          -         -              -
417.1   Expenses of nonutility operations                        1          52      -          -          -         -              -
426.1   Donations                                                -           -      -          -          -         -              -
426.5   Other donations                                          -           -      -          -          -         -              -
427     Interest on long-term debt                               -           -      -          -          -         -              -
430     Interest on debt to associate companies                  -           -      -          -          -         -              -
431     Other interest expense                                   -           -      -          -          -        66              -
                                                     ------------- ----------- ------ ---------- ---------- --------- --------------
                              TOTAL EXPENSES         $       2,358 $    16,156 $8,089 $      825 $      851 $   7,740 $        3,005
                                                     ============= =========== ====== ========== ========== ========= ==============

                                                                       Page 19c

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                    -------------------------------------------------------------------------------
                                                    CONTROLLERS   BULK POWER   RES & BUS     CUSTOM      STRATEGIC/     COMMUNITY &
ACCOUNT  DESCRIPTION OF ITEMS                       ORGANIZATION     SALES       SALES     ACCT SALES  KEY ACCT SALES  ECONOMIC DEV
-------  --------------------                       ------------  -----------  ---------   ----------  --------------  ------------
500      Operation supervision and engineering      $          -   $        -  $       -   $        -  $            -  $          -
501      Fuel                                                  -            -          -            -               -             -
502      Steam expenses                                        -            -          -            -               -             -
505      Electric expenses                                     -            -          -            -               -             -
506      Miscellaneous steam power expenses                    -            -          -            -               -             -
510      Maintenance supervision and engineering               -            -          -            -               -             -
511      Maintenance of structures                             -            -          -            -               -             -
512      Maintenance of boiler plant                           -            -          -            -               -             -
513      Maintenance of electric plant                         -            -          -            -               -             -
514      Maintenance of miscellaneous steam plant              -            -          -            -               -             -
535      Operation supervision and engineering                 -            -          -            -               -             -
537      Hydraulic expenses                                    -            -          -            -               -             -
538      Electric expenses                                     -            -          -            -               -             -
539      Misc hydraulic power generation expenses              -            -          -            -               -             -
541      Maintenance supervision and engineering               -            -          -            -               -             -
543      Maint of reservoirs, dams and waterways               -            -          -            -               -             -
545      Maintenance of miscellaneous hydro plant              -            -          -            -               -             -
546      Operation supervision and engineering                 -            -          -            -               -             -
548      Generation expenses                                   -            -          -            -               -             -
549      Misc other power generation expenses                  -            -          -            -               -             -
551      Maintenance supervision and engineering               -            -          -            -               -             -
552      Maintenance of structures                             -            -          -            -               -             -
553      Maint of generating and electric plant                -            -          -            -               -             -
556      System control and load dispatching                   -            -          -            -               -             -
560      Operation supervision and engineering                 -            -          -            -               -             -
561      Load dispatching                                      -            -          -            -               -             -
562      Station expenses                                      -            -          -            -               -             -
563      Overhead line expenses                                -            -          -            -               -             -
566      Miscellaneous transmission expenses                   -            -          -            -               -             -
568      Maintenance supervision and engineering               -            -          -            -               -             -
570      Maintenance of station equipment-transmission         -            -          -            -               -             -
571      Maintenance of overhead lines                         -            -          -            -               -             -
572      Maint of underground lines-elec transmission          -            -          -            -               -             -
573      Maint of miscellaneous transmission plant             -            -          -            -               -             -
580      Operation supervision and engineering                 -            -          -            -               -             -
581      Load dispatching                                      -            -          -            -               -             -
582      Station expenses                                      -            -          -            -               -             -

                                                                       Page 19c

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                    -------------------------------------------------------------------------------
                                                    CONTROLLERS   BULK POWER   RES & BUS     CUSTOM      STRATEGIC/     COMMUNITY &
ACCOUNT  DESCRIPTION OF ITEMS                       ORGANIZATION     SALES       SALES     ACCT SALES  KEY ACCT SALES  ECONOMIC DEV
-------  --------------------                       ------------  -----------  ---------   ----------  --------------  ------------
583       Overhead line expenses                               -            -          -            -               -             -
584       Underground line expenses                            -            -          -            -               -             -
585       Street lighting and signal system expenses           -            -          -            -               -             -
586       Meter expenses                                       -            -          -            -               -             -
587       Customer installation expenses                       -            -          -            -               -             -
588       Miscellaneous distribution expenses                  -            -          -            -               -             -
590       Maintenance supervision and engineering              -            -          -            -               -             -
592       Maintenance of station equipment                     -            -          -            -               -             -
593       Maintenance of overhead lines                        -            -          -            -               -             -
594       Maintenance of underground lines                     -            -          -            -               -             -
595       Maintenance of line transformers                     -            -          -            -               -             -
596       Maint of street lighting and signal systems          -            -          -            -               -             -
597       Maintenance of meters                                -            -          -            -               -             -
598       Maint of miscellaneous distribution plant            -            -          -            -               -             -
807       Purchased gas expneses                               -            -          -            -               -             -
813       Other gas supply expenses                            -            -          -            -               -             -
814       Operation supervision and engineering                -            -          -            -               -             -
818       Compressor station expenses                          -            -          -            -               -             -
820       Measuring and regulating station expenses            -            -          -            -               -             -
824       Other expenses                                       -            -          -            -               -             -
850       Operation supervision and engineering                -            -          -            -               -             -
851       System control and load dispatching                  -            -          -            -               -             -
852       Communication system expenses                        -            -          -            -               -             -
853       Compressor station labor and expenses                -            -          -            -               -             -
856       Mains expenses                                       -            -          -            -               -             -
857       Measuring and regulating station expenses            -            -          -            -               -             -
859       Other expenses                                       -            -          -            -               -             -
861       Maintenance supervision and engineering              -            -          -            -               -             -
864       Maint of compressor station equipment                -            -          -            -               -             -
865       Maint of measuring and reg station equip             -            -          -            -               -             -
867       Maintenance of other equipment                       -            -          -            -               -             -
870       Operation supervision and engineering                -            -          -            -               -             -
871       Distribution load dispatching                        -            -          -            -               -             -
874       Mains and services expenses                          -            -          -            -               -             -
875       Measuring and reg station exp - General              -            -          -            -               -             -
876       Measuring and reg station exp - Industrial           -            -          -            -               -             -
877       Measuring and reg station exp - City gate            -            -          -            -               -             -
878       Meter and house regulator expenses                   -            -          -            -               -             -

                                                                       Page 19c

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                    -------------------------------------------------------------------------------
                                                    CONTROLLERS   BULK POWER   RES & BUS     CUSTOM      STRATEGIC/     COMMUNITY &
ACCOUNT  DESCRIPTION OF ITEMS                       ORGANIZATION     SALES       SALES     ACCT SALES  KEY ACCT SALES  ECONOMIC DEV
-------  --------------------                       ------------  -----------  ---------   ----------  --------------  ------------
879       Customer installation expenses                       -            -          -            -               -             -
880       Other expenses                                       -            -          -            -               -             -
885       Maintenance supervision and engineering              -            -          -            -               -             -
887       Maintenance of mains                                 -            -          -            -               -             -
892       Maintenance of services                              -            -          -            -               -             -
893       Maint of meters and house regulators                 -            -          -            -               -             -
894       Maintenance of other equipment                       -            -          -            -               -             -
901       Supervision                                          -            -          -            -               -             -
902       Meter reading expenses                               -            -          -            -               -             -
903       Customer records and collection expenses             -            -          -            -               -             -
904       Uncollectible accounts                               -            -          -            -               -             -
905       Misc customer accounts expenses                      -            -          -            -               -             -
907       Supervision                                          -           46          -            -              36             -
908       Customer assistance expenses                         -          115        135          121             617             -
909       Informational/instructional advertising exp          -            -          -            -               -             -
910       Misc customer service/ informational exp             -            -          6            1              69             -
911       Supervision                                          -           39          -            -              27             -
912       Demonstrating and selling expenses                   -          644        367          339             573           446
916       Miscellaneous sales expense                          -            -          -            -               -             -
920       Salaries and wages                               2,167           14         86            -               -             -
921       Office supplies and expenses                     3,316           78         94           38             128            40
922       Administrative expense                               -            -          -            -               -             -
923       Outside services employed                           26            -          -            -               -             -
924       Property insurance                                   -            -          -            -               -             -
925       Injuries and damages                                12            3          3            2               5             2
926       Employee pensions and benefits                     627          170        143          101             283           103
928       Regulatory commission expense                        -            -          -            -               -             -
930.1     General advertising expenses                         -            -          -            -               -             -
930.2     Miscellaneous general expense                        -            -          -            -               -             -
931       Rents                                              170           46         39           27              76            28
932       Maintenance of structures and equipment              -            -          -            -               -             -
935       Maintenance of general plant                         -            -          -            -               -             -

                                                                       Page 19c

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)

INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                    -------------------------------------------------------------------------------
                                                    CONTROLLERS   BULK POWER   RES & BUS     CUSTOM      STRATEGIC/     COMMUNITY &
ACCOUNT  DESCRIPTION OF ITEMS                       ORGANIZATION     SALES       SALES     ACCT SALES  KEY ACCT SALES  ECONOMIC DEV
-------  --------------------                       ------------  -----------  ---------   ----------  --------------  ------------
403       Depreciation and amortization expense                -            -          -            -                -            -
408       Taxes other than income taxes                      211           53         45           32               89           32
409       Income taxes                                    (1,081)           -          -            -                -            -
410       Provision for deferred income taxes              4,121            -          -            -                -            -
411       Provision for deferred income taxes-credit      (2,956)           -          -            -                -            -
411.5     Investment tax credit                                -            -          -            -                -            -
417.1     Expenses of nonutility operations                    1            -         35           50              142            -
426.1     Donations                                            -            -          -            -                -            -
426.5     Other donations                                      -            -          1            -                -            2
427       Interest on long-term debt                           -            -          -            -                -            -
430       Interest on debt to associate companies          2,489            -          -            -                -            -
431       Other interest expense                               -            -          -            -                -            -
                                                    ------------  -----------  ---------     --------     ------------    ---------
                                TOTAL EXPENSES      $      9,103  $     1,208  $     954     $    711     $      2,045    $     653
                                                    ============  ===========  =========     ========     ============    =========

                                                                       Page 19d

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                      -----------------------------------------------------------------------------
                                                                    WHOLESALE              CONSTRUCTION, DISTRIBUTION
                                                         DESIGN     SUBSTATION TRANSMISSION OPERATION &    SUPPORT
ACCOUNT DESCRIPTION OF ITEMS                          ENGINEERING  ENGINEERING ENGINEERING  MAINTENANCE   SERVICES   TRANSPORTATION
------- --------------------                          ------------ ----------- ------------ ------------  ---------  --------------
500     Operation supervision and engineering         $          - $         - $          - $          -  $       -  $            -
501     Fuel                                                     -           -            -            -          -               -
502     Steam expenses                                           -           -            -            -          -               -
505     Electric expenses                                        -           -            -            -          -               -
506     Miscellaneous steam power expenses                       -           -            -            -          -               -
510     Maintenance supervision and engineering                  -           -            -            -          -               -
511     Maintenance of structures                                -           -            -            -          -               -
512     Maintenance of boiler plant                              -           -            -            -          -               -
513     Maintenance of electric plant                            -           -            -            -          -               -
514     Maintenance of miscellaneous steam plant                 -           -            -            -          -               -
535     Operation supervision and engineering                    -           -            -            -          -               -
537     Hydraulic expenses                                       -           -            -            -          -               -
538     Electric expenses                                        -           -            -            -          -               -
539     Misc hydraulic power generation expenses                 -           -           14            -          -               -
541     Maintenance supervision and engineering                  -           -            -            -          -               -
543     Maint of reservoirs, dams and waterways                  -           -            -            -          -               -
545     Maintenance of miscellaneous hydro plant                 -           -            -            -          -               -
546     Operation supervision and engineering                    -           -            -            -          -               -
548     Generation expenses                                      -           -            -            -          -               -
549     Misc other power generation expenses                     -           -            8            -          -               -
551     Maintenance supervision and engineering                  -           -            -            -          -               -
552     Maintenance of structures                                -           -            -            -          -               -
553     Maint of generating and electric plant                   -           -            2            -          -               -
556     System control and load dispatching                      -           -            -            -          -               -
560     Operation supervision and engineering                    -           7            -           34          -               -
561     Load dispatching                                         -           -            -            -          -               -
562     Station expenses                                         -           -            -            -          -               -
563     Overhead line expenses                                   -           -            -            -          -               -
566     Miscellaneous transmission expenses                      -           -           94            -          -               -
568     Maintenance supervision and engineering                  -           -            -           34          -               -
570     Maintenance of station equipment-transmission            -           -            -           13          -               -
571     Maintenance of overhead lines                            -           -            -           13          -               -
572     Maint of underground lines-elec transmission             -           -            -            -          -               -
573     Maint of miscellaneous transmission plant                -           -            -            -          -               -
580     Operation supervision and engineering                    -           -            -           33          -               -
581     Load dispatching                                         -           -            -            -          -               -
582     Station expenses                                         -           -            -            -          -               -

                                                                       Page 19d

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                      -----------------------------------------------------------------------------
                                                                    WHOLESALE              CONSTRUCTION, DISTRIBUTION
                                                         DESIGN     SUBSTATION TRANSMISSION OPERATION &    SUPPORT
ACCOUNT DESCRIPTION OF ITEMS                          ENGINEERING  ENGINEERING ENGINEERING  MAINTENANCE   SERVICES   TRANSPORTATION
------- --------------------                          ------------ ----------- ------------ ------------  ---------  --------------
583     Overhead line expenses                                   -           -            1            -          -               -
584     Underground line expenses                                -           2            -            -          -               -
585     Street lighting and signal system expenses               -           -            -            -          -               -
586     Meter expenses                                           -           -            -            -          -               -
587     Customer installation expenses                           -           -            -            -         44               -
588     Miscellaneous distribution expenses                      -           -           76            -          3               -
590     Maintenance supervision and engineering                  -           -            -           33          -               -
592     Maintenance of station equipment                         -           -            -            -          -               -
593     Maintenance of overhead lines                            -           -            -           91          -               -
594     Maintenance of underground lines                         -           -            -            -          -               -
595     Maintenance of line transformers                         -           -            -            -          -               -
596     Maint of street lighting and signal systems              -           -            -            -          -               -
597     Maintenance of meters                                    -           -            -            -          -               -
598     Maint of miscellaneous distribution plant                -           -            -           15          -               -
807     Purchased gas expneses                                   -           -            -            -          -               -
813     Other gas supply expenses                                -           -            -            -          -               -
814     Operation supervision and engineering                    -           -            1            -          -               -
818     Compressor station expenses                              -           -            -            -          -               -
820     Measuring and regulating station expenses                -           -            -            -          -               -
824     Other expenses                                           -           -            -            -          -               -
850     Operation supervision and engineering                    -           -            -            -          -               -
851     System control and load dispatching                      -           -            -            -          -               -
852     Communication system expenses                            -           -            -            -          -               -
853     Compressor station labor and expenses                    -           -            -            -          -               -
856     Mains expenses                                           -           -            -            -          -               -
857     Measuring and regulating station expenses                -           -            -            -          -               -
859     Other expenses                                           -           -           43            -          -               -
861     Maintenance supervision and engineering                  -           -            -            -          -               -
864     Maint of compressor station equipment                    -           -            -            -          -               -
865     Maint of measuring and reg station equip                 -           -            -            -          -               -
867     Maintenance of other equipment                           -           -            -            -          -               -
870     Operation supervision and engineering                    -           -            -            -          -               -
871     Distribution load dispatching                            -           -            -            -          -               -
874     Mains and services expenses                              -           -            -            -          -               -
875     Measuring and reg station exp - General                  -           -            -            -          -               -
876     Measuring and reg station exp - Industrial               -           -            -            -          -               -
877     Measuring and reg station exp - City gate                -           -            -            -          -               -
878     Meter and house regulator expenses                       -           -            -            -          -               -

                                                                       Page 19d

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                      -----------------------------------------------------------------------------
                                                                    WHOLESALE              CONSTRUCTION, DISTRIBUTION
                                                         DESIGN     SUBSTATION TRANSMISSION OPERATION &    SUPPORT
ACCOUNT DESCRIPTION OF ITEMS                          ENGINEERING  ENGINEERING ENGINEERING  MAINTENANCE   SERVICES   TRANSPORTATION
------- --------------------                          ------------ ----------- ------------ ------------  ---------  --------------
879     Customer installation expenses                           -           -            -            -          -               -
880     Other expenses                                           -           -           67            -          -               -
885     Maintenance supervision and engineering                  -           -            -            -          -               -
887     Maintenance of mains                                     -           -            -            -          -               -
892     Maintenance of services                                  -           -            -            -          -               -
893     Maint of meters and house regulators                     -           -            -            -          -               -
894     Maintenance of other equipment                           -           -            -            3          -               -
901     Supervision                                              -           -            -            -          -               -
902     Meter reading expenses                                   -           -            -            -          -               -
903     Customer records and collection expenses                 -           -            -            -          -               -
904     Uncollectible accounts                                   -           -            -            -          -               -
905     Misc customer accounts expenses                          -           -            -            -          -               -
907     Supervision                                              -           -            -            -          -               -
908     Customer assistance expenses                             -           -            -            -          -               -
909     Informational/instructional advertising exp              -           -            -            -          -               -
910     Misc customer service/ informational exp                 4           -            -            -          -               -
911     Supervision                                              -           -            -            -          -               -
912     Demonstrating and selling expenses                       -           -            -            -          -               -
916     Miscellaneous sales expense                              -           -            -            -          -               -
920     Salaries and wages                                   1,050       1,991        1,828          294        704              35
921     Office supplies and expenses                           215         723          510          149      6,347             113
922     Administrative expense                                   -           -            -            -          -               -
923     Outside services employed                               11           1            8            -          1               -
924     Property insurance                                       -           -            -            -          -               -
925     Injuries and damages                                     6          11           11           26          4               1
926     Employee pensions and benefits                         306         593          593          136        220              32
928     Regulatory commission expense                            -           -            -            -          -               -
930.1   General advertising expenses                             -           -            -            -          -               -
930.2   Miscellaneous general expense                            -           -            -            -          -               -
931     Rents                                                   83         162          162           37         60               9
932     Maintenance of structures and equipment                  -           -            -            -          -               -
935     Maintenance of general plant                             -           -            -            -          -               -

                                                                       Page 19d

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).

                                                                               DEPARTMENT OR SERVICE FUNCTION
                                                      -----------------------------------------------------------------------------
                                                                    WHOLESALE              CONSTRUCTION, DISTRIBUTION
                                                         DESIGN     SUBSTATION TRANSMISSION OPERATION &    SUPPORT
ACCOUNT DESCRIPTION OF ITEMS                          ENGINEERING  ENGINEERING ENGINEERING  MAINTENANCE   SERVICES   TRANSPORTATION
------- --------------------                          ------------ ----------- ------------ ------------  ---------  --------------
403     Depreciation and amortization expense                    -           -            -            -          -               -
408     Taxes other than income taxes                           96         187          190           43         69              10
409     Income taxes                                             -           -            -            -          -               -
410     Provision for deferred income taxes                      -           -            -            -          -               -
411     Provision for deferred income taxes-credit               -           -            -            -          -               -
411.5   Investment tax credit                                    -           -            -            -          -               -
417.1   Expenses of nonutility operations                        8           -            -            -          -               -
426.1   Donations                                                -           -            -            -          -               -
426.5   Other donations                                          -           -            -            -          -               -
427     Interest on long-term debt                               -           -            -            -          -               -
430     Interest on debt to associate companies                  -           -            -            -          -               -
431     Other interest expense                                   -           -            -            -          -               -
                                                      ------------ ----------- ------------ ------------  ---------  --------------
                              TOTAL EXPENSES          $      1,779 $     3,677 $      3,608 $        954  $   7,452  $          200
                                                      ============ =========== ============ ============  =========  ==============

                                                                      Page 19e

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                       -----------------------------------------------------------------
                                                                           GAS PLANNING,            FINANCE
                                                       CUSTOMER             MARKETING                 AND        ENERGY
ACCOUNT DESCRIPTION OF ITEMS                           SERVICE   MARKETING  & SUPPLY   FACILITIES   TREASURY     SUPPLY
------- --------------------                           --------  ---------  ---------  -----------  ---------    ------
500     Operation supervision and engineering          $      1  $       -  $       -  $         -  $       -    $    -
501     Fuel                                                  -          -          -            -          -         -
502     Steam expenses                                        -          -          -            -          -         -
505     Electric expenses                                     -          -          -            -          -         -
506     Miscellaneous steam power expenses                    -          -          -            -          -         -
510     Maintenance supervision and engineering               -          -          -            -          -         -
511     Maintenance of structures                             -          -          -            -          -         -
512     Maintenance of boiler plant                           -          -          -            -          -         -
513     Maintenance of electric plant                         -          -          -            -          -         -
514     Maintenance of miscellaneous steam plant              -          -          -            -          -         -
535     Operation supervision and engineering                 -          -          -            -          -         -
537     Hydraulic expenses                                    -          -          -            -          -         -
538     Electric expenses                                     -          -          -            -          -         -
539     Misc hydraulic power generation expenses              -          -          -            -          -         -
541     Maintenance supervision and engineering               -          -          -            -          -         -
543     Maint of reservoirs, dams and waterways               -          -          -            -          -         -
545     Maintenance of miscellaneous hydro plant              -          -          -            -          -         -
546     Operation supervision and engineering                 -          -          -            -          -         -
548     Generation expenses                                   -          -          -            -          -         -
549     Misc other power generation expenses                  -          -          -            -          -         -
551     Maintenance supervision and engineering               -          -          -            -          -         -
552     Maintenance of structures                             -          -          -            -          -         -
553     Maint of generating and electric plant                -          -          -            -          -         -
556     System control and load dispatching                   -          -          -            -          -         -
560     Operation supervision and engineering                 -          -          -            -          -         -
561     Load dispatching                                      -          -          -            -          -         -
562     Station expenses                                      -          -          -            -          -         -
563     Overhead line expenses                                -          -          -            -          -         -
566     Miscellaneous transmission expenses                   -          -          -            -          -         -
568     Maintenance supervision and engineering               -          -          -            -          -         -
570     Maintenance of station equipment-transmission         -          -          -            -          -         -
571     Maintenance of overhead lines                         -          -          -            -          -         -
572     Maint of underground lines-elec transmission          -          -          -            -          -         -
573     Maint of miscellaneous transmission plant             -          -          -            -          -         -
580     Operation supervision and engineering                 -          -          -            -          -         -
581     Load dispatching                                      -          -          -            -          -         -
582     Station expenses                                      -          -          -            -          -         -


                                                                      Page 19e

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                       -----------------------------------------------------------------
                                                                           GAS PLANNING,            FINANCE
                                                       CUSTOMER             MARKETING                 AND        ENERGY
ACCOUNT DESCRIPTION OF ITEMS                           SERVICE   MARKETING  & SUPPLY   FACILITIES   TREASURY     SUPPLY
------- --------------------                           --------  ---------  ---------  -----------  ---------    ------
583     Overhead line expenses                                -          -          -            -          -         -
584     Underground line expenses                             -          -          -            -          -         -
585     Street lighting and signal system expenses            -          -          -            -          -         -
586     Meter expenses                                        -          -          -            -          -         -
587     Customer installation expenses                        -          -          -            -          -         -
588     Miscellaneous distribution expenses                  (1)         -          -            -          -         -
590     Maintenance supervision and engineering               -          -          -            -          -         -
592     Maintenance of station equipment                      -          -          -            -          -         -
593     Maintenance of overhead lines                         -          -          -            -          -         -
594     Maintenance of underground lines                      -          -          -            -          -         -
595     Maintenance of line transformers                      -          -          -            -          -         -
596     Maint of street lighting and signal systems           -          -          -            -          -         -
597     Maintenance of meters                                 -          -          -            -          -         -
598     Maint of miscellaneous distribution plant             -          -          -            -          -         -
807     Purchased gas expneses                                -          -        195            -          -         -
813     Other gas supply expenses                             -          -         79            -          -         -
814     Operation supervision and engineering                 -          -          -            -          -         -
818     Compressor station expenses                           -          -          -            -          -         -
820     Measuring and regulating station expenses             -          -          -            -          -         -
824     Other expenses                                        -          -          -            5          -         -
850     Operation supervision and engineering                 -          -          -            -          -         -
851     System control and load dispatching                   -          -        420            -          -         -
852     Communication system expenses                         -          -         74            -          -         -
853     Compressor station labor and expenses                 -          -          -            -          -         -
856     Mains expenses                                        -          -          -            -          -         -
857     Measuring and regulating station expenses             -          -          -            -          -         -
859     Other expenses                                        -          -          -            -          -         -
861     Maintenance supervision and engineering               -          -          -            -          -         -
864     Maint of compressor station equipment                 -          -          -            -          -         -
865     Maint of measuring and reg station equip              -          -          -            -          -         -
867     Maintenance of other equipment                        -          -          -            -          -         -
870     Operation supervision and engineering                 -          -          -            -          -         -
871     Distribution load dispatching                         -          -        458            -          -         -
874     Mains and services expenses                           -          -          -            -          -         -
875     Measuring and reg station exp - General               -          -          -            -          -         -
876     Measuring and reg station exp - Industrial            -          -          -            -          -         -
877     Measuring and reg station exp - City gate             -          -          -            -          -         -
878     Meter and house regulator expenses                    -          -          -            -          -         -


                                                                      Page 19e

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                       -----------------------------------------------------------------
                                                                           GAS PLANNING,            FINANCE
                                                       CUSTOMER             MARKETING                 AND        ENERGY
ACCOUNT DESCRIPTION OF ITEMS                           SERVICE   MARKETING  & SUPPLY   FACILITIES   TREASURY     SUPPLY
------- --------------------                           --------  ---------  ---------  -----------  ---------    ------
879     Customer installation expenses                        -          -          -            -          -         -
880     Other expenses                                        -          -          -            -          -         -
885     Maintenance supervision and engineering               -          -          -            -          -         -
887     Maintenance of mains                                  -          -          -            -          -         -
892     Maintenance of services                               -          -          -            -          -         -
893     Maint of meters and house regulators                  -          -          -            -          -         -
894     Maintenance of other equipment                        -          -          -            -          -         -
901     Supervision                                       1,248          6          -            -          -         -
902     Meter reading expenses                                1        449          -            -          -         -
903     Customer records and collection expenses         12,846      7,749          -            -          -         -
904     Uncollectible accounts                                -          -          -            -          -         -
905     Misc customer accounts expenses                       -          -          -            -          -         -
907     Supervision                                           -        178          -            -          -         -
908     Customer assistance expenses                          1        501          4            -          -         -
909     Informational/instructional advertising exp          24         23          -            -          -         -
910     Misc customer service/ informational exp              3        840          -            -          -         -
911     Supervision                                           -          -         75            -          -         -
912     Demonstrating and selling expenses                    -         31        465            -          -         -
916     Miscellaneous sales expense                           -          -          -            -          -         -
920     Salaries and wages                                  154        670        298          236        702       115
921     Office supplies and expenses                        342      1,704         86        1,753        765        30
922     Administrative expense                                -          -          -            -          -         -
923     Outside services employed                             2         26          -            8         30         -
924     Property insurance                                    -          -          -            -          -         -
925     Injuries and damages                                 46         11          8            1          4         1
926     Employee pensions and benefits                    2,131        486        404           70        208        32
928     Regulatory commission expense                         -          -          -            -          -         -
930.1   General advertising expenses                          -          -          -            -          -         -
930.2   Miscellaneous general expense                         -          -          -            -          -         -
931     Rents                                               600        133        111           19         56         9
932     Maintenance of structures and equipment               -          -          -            -          -         -
935     Maintenance of general plant                          -          -          -            -          -         -


                                                                      Page 19e

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       SCHEDULE XVII--SCHEDULE OF EXPENSE
                        BY DEPARTMENT OR SERVICE FUNCTION
                             (thousands of dollars)


INSTRUCTIONS: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System: Uniform System of Accounts).


                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                       -----------------------------------------------------------------
                                                                           GAS PLANNING,            FINANCE
                                                       CUSTOMER             MARKETING                 AND        ENERGY
ACCOUNT DESCRIPTION OF ITEMS                           SERVICE   MARKETING  & SUPPLY   FACILITIES   TREASURY     SUPPLY
------- --------------------                           --------  ---------  ---------  -----------  ---------    ------
403     Depreciation and amortization expense                 -          -          -            -          -         -
408     Taxes other than income taxes                       723        154        128           22         65        10
409     Income taxes                                          -          -          -            -          -         -
410     Provision for deferred income taxes                   -          -          -            -          -         -
411     Provision for deferred income taxes-credit            -          -          -            -          -         -
411.5   Investment tax credit                                 -          -          -            -          -         -
417.1   Expenses of nonutility operations                     -        349          -            -          -         -
426.1   Donations                                             -          -          -            -          -         -
426.5   Other donations                                       -          -          -            -          -         -
427     Interest on long-term debt                            -          -          -            -          -         -
430     Interest on debt to associate companies               -          -          -            -          -         -
431     Other interest expense                                -          -          -            -          -         -
                                                       --------  ---------  ---------     --------    -------     -----
                              TOTAL EXPENSES           $ 18,121  $  13,310  $   2,805     $  2,114    $ 1,830     $ 197
                                                       ========  =========  =========     ========    =======     =====


                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                 DEPARTMENTAL ANALYSIS OF SALARIES--ACCOUNT 920
                             (thousands of dollars)

                                                            DEPARTMENTAL SALARY EXPENSE
                                          --------------------------------------------------------------
                                                           INCLUDED IN AMOUNTS BILLED TO:
                                                           -------------------------------
                                                         PARENT                                              NUMBER OF
NAME OF DEPARTMENT                         TOTAL         COMPANY          OTHER                 NON-         PERSONNEL
OR SERVICE FUNCTION                        AMOUNT         (NCE)         ASSOCIATES           ASSOCIATES    END OF PERIOD
-------------------                       --------       ------         ----------           ----------    -------------
Executive Services                        $  5,713        $ 302         $    5,411           $        -               38
Audit Services                                 521           24                497                    -               15
Aviation                                        56            -                 56                    -               10
Governmental Affairs                           186            3                183                    -                6
Corporate Communications                       759           32                727                    -               23
General Counsel                                832           52                780                    -               14
Corporate Planning & Development             1,166          197                969                    -               22
Production Services                          1,895            -              1,895                    -               77
Electric Commodity - Business Development      245            -                245                    -                7
Purchased Power                                491            -                491                    -               45
Energy & Environmental                         789            -                789                    -               32
Resource Acquisition                         1,076            -              1,076                    -               29
Information Technology                         306            8                298                    -               28
Supply Chain                                 2,019            -              2,019                    -               67
Investor Relations                             155            8                147                    -                3
Payment & Reporting                            403            -                403                    -               19
Human Resources                              3,235            9              3,226                    -               92
Regulatory Administration                    1,404            -              1,404                    -               36
Controllers Organization                     2,167          110              2,057                    -               60
Wholesale/Bulk Power Sales                      14            -                 14                    -               13
Residential and Business Sales                  86            -                 86                    -               13
Custom Account Sales                             -            -                  -                    -               10
Strategic and Key Account Sales                  -            -                  -                    -               26
Community and Economic Development               -            -                  -                    -                9
Design Engineering                           1,050            -              1,050                    -               27
Substation Engineering                       1,991            -              1,991                    -               57
Transmission Engineering                     1,828            -              1,828                    -               62
Construction, Oper & Maintenance               294            -                294                    -                8
Distribution Support Services                  704            -                704                    -               18
Transportation                                  35            -                 35                    -                3
Customer Service                               154            -                154                    -              413
Marketing                                      670            -                670                    -               49
Gas Planning, Marketing & Supply               298            3                295                    -               39
Facilities                                     236            -                236                    -                7
Finance & Treasury                             702           77                625                    -               16
Energy Supply/Bulk Power Transport             115            -                115                    -                2
                                          --------        -----         ----------           ----------    -------------
                                  TOTAL   $ 31,595        $ 825         $   30,770           $        -            1,395
                                          ========        =====         ==========           ==========    =============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                     OUTSIDE SERVICES EMPLOYED--ACCOUNT 923
                             (thousands of dollars)

INSTRUCTIONS: Provide a breakdown of outside services employed. If the aggregate amounts paid to any one payee and included within one category is less than $25,000, only the aggregate number and amount of all such payments included within the subaccounts need be shown. Provide a subtotal for each type of service.

                                                                                              RELATIONSHIP
                                                                                              ------------
                                                                SERVICES                      A'=ASSOCIATED
                   FROM WHOM PURCHASED                          PROVIDED                    NA"=NONASSOCIATED        AMOUNT
                   -------------------                          --------                    ------------------   -------------
LEGAL SERVICES
      Hogan & Hartson LLP                           Legal Services                                    NA                   162
      Squire Sanders & Dempsey                      Legal Services                                    NA                    66
                                                                                                                 -------------
                                                    Total Legal Services                                                   228
                                                                                                                 -------------

AUDITING, TAX, CONSULTING AND ACCOUNTING SERVICES
      Allenbrook Associates, Inc.                   Auditing, Tax and Other Services                  NA                    43
      Arthur Andersen, LLP                          Auditing, Tax and Other Services                  NA                 1,346
      Deloitte & Touche, LLP                        Auditing, Tax and Other Services                  NA                   166
      Joe Frangipane                                Auditing, Tax and Other Services                  NA                    42
                                                                                                                 -------------
                                                    Total Auditing, Tax, Consulting and Other Services                   1,597
                                                                                                                 -------------

TEMPORARY PERSONNEL
      Accu Staff, Inc.                              Temporary Personnel                               NA                    74
      Kelly Services                                Temporary Personnel                               NA                    76
      Parsons Group                                 Temporary Personnel                               NA                    70
      Precision Resources                           Temporary Personnel                               A                    219
      Temporary Accounting Personnel                Temporary Personnel                               NA                    28
                                                                                                                 -------------
                                                    Total Temporary Personnel                                              467
                                                                                                                 -------------

CONSULTING SERVICES
      Hagler Bailly Consulting                      Consulting Services                               NA                   478
      IBM Global Services                           Computer Services Consulting                      NA                   368
      Indus International                           Supply Chain Consulting                           NA                   250
      Lawrence D. Lemon Consulting                  Electric Deregulation Consulting                  NA                    27
      Lehman Brothers Inc.                          Electric Deregulation Consulting                  NA                   300
      Lester Baldock Consulting                     Electric Deregulation Consulting                  NA                    51
      Office Team                                   Y2K Consulting                                    NA                    28
      Towers Perrin                                 Benefits Consulting                               NA                   104
      Walker Interactive Consulting                 Computer Services Consulting                      NA                    97
      Watson Wyatt & Company                        Benefits Consulting                               NA                   126
                                                                                                                 -------------
                                                    Total Consulting                                                     1,829
                                                                                                                 -------------

OUTSIDE SERVICES
      Bank of New York                              Transfer Agent Fee                                NA                   327
      Hartford Life & Annuity                       Benefits                                          NA                   207
      Panhandle Presort Services                    Addressing/Mailing                                NA                    51
      Vanguard Ficuciary Trust Co.                  Benefits Administration                           NA                    40
      Other (82)                                    Various                                           NA                   375
                                                                                                                 -------------
                                                    Total Outside Services                                               1,000
                                                                                                                 -------------

                                                                                 TOTAL OUTSIDE SERVICES EMPLOYED $       5,121
                                                                                                                 =============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                   EMPLOYEE PENSION AND BENEFITS--ACCOUNT 926
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

                        DESCRIPTION                                                 AMOUNT
                        -----------                                           -------------------
Incentive Plan                                                                $             5,923
Pensions                                                                                   (1,951)
Supplemental Executive Retirement Plan                                                      1,428
Employee Savings Plans (401K)                                                               2,107
Post Retirement Health Care                                                                   712
Post Retirement Life Insurance                                                                129
Health and Welfare Costs for Active Employees                                               4,416
Postemployment benefits                                                                         -
Vacation                                                                                      444
Other                                                                                        (474)
                                                                              -------------------

                                                                              $            12,734
                                                                              ===================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                   GENERAL ADVERTISING EXPENSE--ACCOUNT 930.1
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

                          DESCRIPTION                           NAME OF PAYEE                                     AMOUNT
                          -----------                           -------------                                     ------
      Contract Advertising Personnel              Hotchkiss, Inc.                                                            76
      Advertising                                 Pepsi Center                                                              225
      Miscellaneous Advertising                   Various (22)                                                               12
      Gallup Survey                               Gallup                                                                    106
      Advertising Brochures                       Advantage Publications                                                     35
      Sponsorship Advertising                     Bolder Boulder                                                             10
      Sponsorship Advertising                     Celebrate Colorado Artists                                                 15
      Sponsorship Advertising                     Various                                                                     1
      Sponsorship Advertising                     Colorado Avalanche, LLC                                                    30
      Sponsorship Advertising                     Donwtown Denver Partnership                                                14
      Sponsorship Advertising                     Teamfest                                                                    5
      Sponsorship Advertising                     Regional Transportation District                                            5
      Advertising                                 McClain Finlon Advertising Inc                                          1,741
      Advertising                                 KUSA TV                                                                   128
                                                                                                            -------------------
                                                                                             TOTAL          $             2,403
                                                                                                            ===================

                  MISCELLANEOUS GENERAL EXPENSES--ACCOUNT 930.2
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses" classifying such expenses according to their nature. Payments and expenses permitted by Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441
(b)(2)) shall be separately classified.

                          DESCRIPTION                                   NAME OF PAYEE                             AMOUNT
                          -----------                                   -------------                             ------
      Miscellanous General Expenses                                        Various                          $                 7
      Board of Director Fees and Expenses                                  Various                                          631
                                                                                                            -------------------

                                                                                             TOTAL          $               638
                                                                                                            ===================

                               RENTS--ACCOUNT 931
                             (thousands of dollars)

INSTRUCTIONS: Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

                       TYPE OF PROPERTY                                                                  AMOUNT
                       ----------------                                                                  ------
      Rents - Office Space                                                                        $             3,481
                                                                                                  -------------------

                                                                                   TOTAL          $             3,481
                                                                                                  ===================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                   TAXES OTHER THAN INCOME TAXES--ACCOUNT 408
                             (thousands of dollars)

INSTRUCTIONS: Provide an analysis of Account 408 "Taxes Other Than Income Taxes". Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

DESCRIPTION                                                                                      AMOUNT
-----------                                                                                      ------
Other Than U.S. Government Taxes:
     State Unemployment Taxes                                                              $            128
     Denver City Tax                                                                                     26
     Aurora City Tax                                                                                      -
     Franchise Tax - Texas, Kansas, Delaware, Ohio and New Mexico                                        21
     Other - various                                                                                     12
                                                                                           ----------------
                                                                                  SUBTOTAL              187
                                                                                           ----------------

U.S. Government Taxes:
     Social Security Taxes                                                                            3,801
     Federal Unemployment Taxes                                                                          94
                                                                                           ----------------
                                                                                  SUBTOTAL            3,895
                                                                                           ----------------

                                                                                     TOTAL $          4,082
                                                                                           ================

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                            DONATIONS--ACCOUNT 426.1
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                                   PURPOSE OF DONATION                                AMOUNT
-----------------                                                   -------------------                                ------
Craig Methodist Hospital                  Mulit-Year Grant                                                        $           10

Colorado State University                 Contribution to support scholarship program                                          7

Georgetown Energy Museum                  Contribution to support the activities of the organization                          60

NCE Foundation                            Contributions to support the activities of the organization                      1,192

                                                                                                                  --------------

                                                                                                       TOTAL      $        1,269
                                                                                                                  ==============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                         OTHER DEDUCTIONS--ACCOUNT 426.5
                             (thousands of dollars)


INSTRUCTIONS: Provide a listing of the amount include in Account 426.5, "Other Deductions", classifying such expenses according to their nature.

DESCRIPTION                                   NAME OF PAYEE                                                    AMOUNT
-----------                                   -------------                                                    ------
Expenditures for Certain Civic,               Company employee and administrative costs
  Political & Related Activities                for civic, political and related activities (980 items)     $        508

                                                                                                            ------------
                                                                                                      TOTAL $        508
                                                                                                            ============

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                  SCHEDULE XVIII--NOTES TO STATEMENT OF INCOME

INSTRUCTIONS: The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases and services rendered or expenses incurred during the year. Notes related to financial statements shown elsewhere in this report may be indicated here by reference.


The Statements of Income and related detailed schedules includes accounts as specified by the Federal Energy Regulatory Commission (FERC). The following summarizes accounts by major type of expense categories as classified under the FERC Uniform System of Accounts.


CATEGORY                                                                               ACCOUNTS
--------                                                                               --------
Power Production Expenses, Steam Power Generation                                       500-515
Power Production Expenses, Hydraulic Power Generation                                   535-545
Power Production Expenses, Other Power Generation                                       546-554
Power Production Expenses, Other Power Supply                                           555-557
Electric Transmission Expenses                                                          560-574
Electric Distribution Expenses                                                          580-598
Natural Gas Production Expenses, Other Gas Supply                                       799-813
Natural Gas Storage Expenses, Underground Storage                                       814-839
Gas Transmission Expenses                                                               850-870
Gas Distribution Expenses                                                               871-895
Customer Account Expenses                                                               901-910
Sales Expenses                                                                          911-917
Administrative and General Expenses                                                     920-935


Also, see Notes to Financial Statements on pages 14-14e, for additional Notes to Statement of Income.

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                    For the Seven Months Ended July 31, 2000

                       ORGANIZATION CHART (SUMMARY LEVEL)


                  ORGANIZATION CHART                                         SERVICE FUNCTION
                  ------------------                                         ----------------
Chairman                                                                     Executive Services
       Audit Services                                                        Audit Services
       Aviation                                                              Aviation
       Governmental Affairs                                                  Governmental Affairs
       Vice-Chairman                                                         Executive Services
             Corporate Communications                                        Corporate Communications
             General Counsel                                                 General Counsel
             Corporate Planning and Development-Sr. V.P.                     Executive Services
                  Business Planning and Development                          Corp. Planning and Development
             Commodity Services-Executive V.P.                               Executive Services
                  Commodity Services-all others                              Commodity Services
                  Production Services                                        Commodity Services
                  Energy and Environmental-V.P.                              Energy and Environmental
                  Energy and Environmental-all others                        Energy and Environmental
                  Purchased Power and Electric Trading                       Purchased Power
             Marketing and Services-President                                Marketing
                  Sales-V.P.                                                 Sales
                  Sales-all others                                           Sales
                  Marketing                                                  Marketing
                  Design Engineering-V.P.                                    Design Engineering
                  Design Engineering-all others                              Design Engineering
                  Construction, Operations and Maintenance-V.P.              Constr., Oper. and Maint.
                  Construction, Operations and Maintenance-all others        Constr., Oper. and Maint.
                  Customer Accounts and Services                             Customer Service
                  Energy Supply Management and Bulk Power Transport          Energy Supply
                  Gas Planning, Marketing and Supply                         Gas Plan., Marketing and Supply
             Financial and Support Services-CFO                              Executive Services
                  Human Resources-V.P.                                       Human Resources
                  Human Resources-all others                                 Human Resources
                  Regulatory Administration                                  Executive Services
                  Regulatory Administration-all others                       Regulatory Administration
                  Finance and Treasury - Sr. V.P.                            Executive Services
                  Finance and Treasury-Director                              Finance and Treasury
                  Finance and Treasury-all others                            Finance and Treasury
                  Accounting - Controller                                    Executive Services
                  Accounting-all others                                      Controllers Organization
                  Information Technology                                     Information Technology
                  Supply Chain                                               Supply Chain
                  Facilities and Real Estate                                 Facilities and Real Estate
                  Shareholder Services                                       Investor Relations


                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                              METHODS OF ALLOCATION


         SALES RATIO - Based on firm kilowatt-hour electric sales (and/or the equivalent cubic feet of natural gas sales based on a Btu content, where applicable), excluding inter-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         RESIDENTIAL SALES RATIO - Based on firm kilowatt-hour electric sales to residential customers for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         BUSINESS SALES RATIO - Based on firm kilowatt-hour electric sales to business customers that purchase less than 250 kilowatts for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         LARGE COMMERCIAL & INDUSTRIAL SALES RATIO - Based on firm kilowatt-hour electric sales to large commercial and industrial customers that purchase greater than 250 kilowatts for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affiliate and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         ELECTRIC PEAK LOAD RATIO - Based on the sum of the monthly electric maximum system demands for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         CUSTOMERS RATIO - Based on the sum of total electric customers (and/or gas customers, or residential, business and large commercial and industrial customers where applicable) at the end of each month for the immediately preceeding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         EMPLOYEES RATIO - Based on the sum of the number of employees at the end of each month for the immediately preceding twelve calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

                                                                       Page 29a

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                              METHODS OF ALLOCATION


         CONSTRUCTION EXPENDITURES RATIO - Based on construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         TRANSMISSION CONSTRUCTION EXPENDITURES RATIO - Based on transmission construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         DISTRIBUTION CONSTRUCTION EXPENDITURES RATIO - Based on distribution construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         SUBSTATION CONSTRUCTION EXPENDITURES RATIO - Based on substation construction or capital expenditures, net of reimbursements, for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to a significant change.

         TOTAL COMMON EQUITY RATIO, with 20 Percent of Common Equity assigned to New Century Energies, Inc. - Based on the sum of the common equity at the end of each month for the immediately preceding twelve calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         REVENUE RATIO - Based on the sum of the revenue at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         WHOLESALE REVENUE RATIO - Based on the sum of the electric wholesale revenue at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                                                                       Page 29b

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                              METHODS OF ALLOCATION


         INDUSTRIAL REVENUE RATIO - Based on the sum of the electric industrial revenue at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         PAYROLL RATIO - Based on the sum of the payroll at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         ELECTRIC MWH GENERATION - Based on the sum of electric Mwh generated during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         ELECTRIC KWH PURCHASED POWER RATIO - Based on the sum of electric Kwh purchased power during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company and the denominator of which is for all Operating Companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         TOTAL ASSETS RATIO - Based on the total assets at year end for the preceding year, the numerator of which is for an Operating Company or affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         COST OF GAS SOLD - Based on the sum of the cost of gas sold at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         GAS THROUGHPUT RATIO - Based on the sum of the gas throughput dekatherms at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         GAS TRANSPORT DEKATHERMS - Based on the sum of transported gas dekatherms at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

                                                                       Page 29c

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                              METHODS OF ALLOCATION


         PAYMENT TRANSACTION RATIO - Based on the sum of the number of payment transactions processed during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies. This ratio will be determined annually, or at such time as may be required due to significant changes.

         ACCOUNTING TRANSACTIONS RATIO - Based on the sum of the number of accounting transactions processed during each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies.

         SQUARE FOOTAGE RATIO - Based on the total square footage at yearend for the preceding year, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affiliate companies.

         LABOR DOLLARS RATIO - Based on NCS labor dollars charged to regulated and non-regulated companies by department by month, the numerator of which is for an Operating Company or an affected affiliate company and the denominator of which is for all Operating Companies and affected affiliate companies.

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

                    For the Seven Months Ended July 31, 2000



         The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2000:

         In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, New Century Services, Inc. submits the following information on the billing of interest on borrowed funds to associated companies for the year 2000:

          A. Amount of interest billed to associate companies is contained on page 16, Analysis of Billing.

          B. Amount of interest NCS pays NCE is based on NCE's weighted cost of debt adjusted for NCE's commitment (facilities) fees. Interest is billed to associate companies based on the allocation factor for Finance and Treasury, which is the average of the Revenue Ratio, Total Asset Ratio and Total Common Equity Ratio.

                   ANNUAL REPORT OF NEW CENTURY SERVICES, INC.

                                SIGNATURE CLAUSE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.





                                New Century Services, Inc.
                                ---------------------------------------
                                (Name of Reporting Company)

                                By: /s/ Dave E. Ripka
                                ---------------------------------------
                                (Signature of Signing Officer)

                                Dave E. Ripka, Vice President and Controller
                                (Xcel Energy Inc.)
                                ---------------------------------------
                                (Printed Name and Title of Signing Officer)


Date: April 30, 2001